Exhibit 2.1
Execution Copy
AGREEMENT AND PLAN OF MERGER
by and among

NAF HOLDINGS II, LLC,
NAF ACQUISITION CORP.
and

HAMPSHIRE GROUP, LIMITED
Dated as of February 23, 2009

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”) is entered into as of February 23, 2009, by and among NAF Holdings II, LLC (“Parent”), a Delaware limited liability company, NAF Acquisition Corp. (“Purchaser”), a Delaware corporation and direct wholly-owned subsidiary of Parent, and Hampshire Group, Limited, a Delaware corporation (the “Company”).
RECITALS
WHEREAS, the Managing Member of Parent and the respective boards of directors of Purchaser and the Company have determined that it is in the best interests of their respective equityholders for Parent to acquire the Company on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, in furtherance of the acquisition of the Company by Parent, Parent has agreed to cause Purchaser to commence a tender offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.10 per share, of the Company (“Common Stock”) (such shares of Common Stock, the “Shares”) together with the associated preferred share purchase rights (the “Rights”) issued pursuant to that certain Rights Agreement, dated as of the August 13, 2008, by and between the Company and Mellon Investor Services LLC (as the same may be amended from time to time, the “Rights Agreement”), at a price of Five Dollars and Fifty Five Cents ($5.55) per Share, net to the holder thereof in cash (such amount, or any different amount per Share that may be paid pursuant to the Offer in accordance with the terms hereof, being hereinafter referred to as the “Offer Price”), on the terms and subject to the conditions set forth herein;
WHEREAS, following the consummation of the Offer, Purchaser will merge with and into the Company, with the Company as the surviving corporation in the Merger (as defined herein), and each Share that is not tendered and accepted pursuant to the Offer will thereupon be cancelled and, other than certain shares as provided in Section 3.1(a) Cancellation of Certain Common Stock, hereof, such Shares will be converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth herein;
WHEREAS, Efrem Gerszberg (the “Stockholder”) has fully and unconditionally guaranteed the obligations of the Purchaser and the Parent under this Agreement;
WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Purchaser and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger;
WHEREAS, the Managing Member of Parent has approved this Agreement and declared it advisable for Parent to enter into this Agreement;
WHEREAS, the Board of Directors of Purchaser has unanimously approved this Agreement and declared it advisable for Purchaser to enter into this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Offer and the Merger.
NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:
I. THE TENDER OFFER
Section 1.1. The Offer.
(a) Provided that (i) this Agreement shall not have been terminated in accordance with Article VIII hereof, (ii) none of the events or conditions set forth in Section II of Annex I hereto shall have occurred and be existing and (iii) the Company shall have complied with its obligations under Section 1.2 hereof, Purchaser shall, and Parent shall cause Purchaser, to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as promptly as reasonably practicable after the date hereof, but no later than five (5) Business Days thereafter (or such other later date as the parties may mutually agree in writing). In the Offer, each Share accepted by the Purchaser in accordance with the terms of the Offer shall be exchanged for the right to receive from the Purchaser the Offer Price, without interest. The obligation of Purchaser to, and of Parent to cause Purchaser to, accept for payment and pay for any Shares tendered in the Offer and not withdrawn shall be subject to the satisfaction or earlier waiver of all the conditions of the Offer set forth in Annex I, including the Minimum Tender Condition, and to the terms and conditions of this Agreement. The conditions to the Offer set forth in Annex I are for the sole benefit of Parent and Purchaser and each of Parent and Purchaser expressly reserves the right from time to time, subject to Sections 1.1(b) and 1.1(d) hereof, to waive any such condition, to increase the Offer Price, or to make any other changes in the terms and conditions of the Offer. The Company agrees that no Shares held by the Company or any of its Subsidiaries will be tendered pursuant to the Offer.
(b) Without the prior written consent of the Company, neither Parent nor Purchaser shall (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) amend or waive satisfaction of the Minimum Tender Condition (as defined in Annex I), (iv) impose conditions to the Offer in addition to the conditions to the Offer set forth in Annex I or (v) amend the conditions to the Offer set forth in Annex I in any manner that is adverse to the holders of the Shares.

(c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) having such terms and conditions as set forth in Annex I hereto. As soon as practicable on the date the Offer is commenced (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Purchaser shall file or cause to be filed with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO (together with all amendments, exhibits and supplements thereto, the “Schedule TO”) with respect to the Offer that will comply in all material respects with the provisions of all applicable federal securities laws, and will contain (including as an exhibit) or incorporate by reference the Offer to Purchase and forms of the related letter of transmittal and summary advertisement, to the extent required (which documents, together with any supplements, exhibits or amendments thereto, and any other schedules, forms and ancillary Offer documents and instruments filed in connection with the Offer and related transactions are referred to collectively herein as the “Offer Documents”). Parent and Purchaser shall disseminate the Offer Documents to holders of Shares as and to the extent required by applicable federal securities laws. The Company shall promptly furnish to Parent and Purchaser all information concerning the Company that may be required by applicable securities laws or reasonably requested by Parent or Purchaser for inclusion in the Schedule TO and the Offer Documents. Parent and Purchaser hereby further agree that the Schedule TO and the Offer Documents, when filed with the SEC and on the date first published, sent or given to the Company’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Purchaser with respect to information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Schedule TO or the Offer Documents. The Company hereby agrees that the information provided by or on behalf of the Company specifically for inclusion or incorporation by reference in the Schedule TO or the Offer Documents, when filed with the SEC and on the date first published, sent or given to the Company’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Purchaser and the Company shall promptly correct any information provided by or on behalf of it for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Purchaser shall take all steps necessary to cause the Schedule TO and the Offer Documents, as amended, to reflect such corrected information, to be filed with the SEC and the other Offer Documents, as amended to reflect such corrected information, to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable securities laws, provided that, to the extent any information provided by or on behalf of the Company shall have become false or misleading in any material respect, the Company shall bear all costs, fees and expenses related to the correction and filing of the revised Schedule TO and Offer Documents with the SEC. The Company and its counsel shall be given a reasonable opportunity to review and comment on any Offer Documents before they are filed with the SEC, and Parent and Purchaser shall give due consideration to all the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent and Purchaser shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents as promptly as practicable after receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any such written responses and Parent and Purchaser shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

(d) Subject to the terms and conditions of this Agreement and the Offer, the Offer to Purchase shall provide that the Offer will expire at midnight, New York time, on the date that is twenty (20) Business Days (for this purpose calculated in accordance with Rule 14d-1 promulgated under the Exchange Act) after the date the Offer is commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act). Purchaser agrees that after commencing the Offer, it shall not terminate or withdraw the Offer or, except as set forth in this Section 1.1(d), extend the expiration date of the Offer unless, at the expiration date of the Offer, the conditions to the Offer described in Annex I hereto shall not have been satisfied or earlier waived or, in the case of termination, such termination is in connection with the termination of this Agreement pursuant to Article VIII hereof. If at the expiration date of the Offer, the conditions to the Offer described in Annex I hereto shall not have been satisfied or earlier waived, Parent shall cause Purchaser to extend the expiration date of the Offer until the date such conditions are satisfied or earlier waived and Purchaser becomes obligated to accept for payment and pay for Shares tendered pursuant to the Offer if such conditions may, in the reasonable judgment of Parent, be satisfied prior to the applicable termination date set forth in Section 8.2(a). Parent may cause Purchaser to (i) extend the expiration date of the Offer (as it may be extended) for any period required by any rule, regulation or interpretation of the SEC or the staff thereof applicable to the Offer and (ii) extend the expiration date of the Offer (as it may be extended) for up to two periods, each for up to five (5) Business Days, if on such expiration date the conditions for the Offer described in Annex I hereto, other than the Minimum Tender Condition, shall have been satisfied or earlier waived. Notwithstanding the foregoing, Purchaser (or Parent on its behalf) may, in its sole discretion provide a “subsequent offering period” for the Offer for a number of days in accordance with Rule 14d-11 promulgated under the Exchange Act (each such period, a “Subsequent Offering Period”).
(e) Subject to the terms and conditions set forth in this Agreement and the Offer, Purchaser shall accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer promptly after the applicable expiration date of the Offer (as it may be extended) and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act. The Offer Price payable in respect of each Share validly tendered and not withdrawn pursuant to the Offer or during any Subsequent Offering Period shall be paid net to the holder thereof in cash, subject to reduction only for any applicable federal back-up withholding or other Taxes payable by such holder. To the extent any such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Parent shall provide, or cause to be provided to Purchaser, immediately preceding the applicable expiration time of the Offer (as it may be extended), the funds necessary to pay for any Shares of Common Stock that Purchaser accepts or is obligated to accept for payment pursuant to the Offer, and shall cause Purchaser to perform on a timely basis all of Purchaser’s obligations under this Agreement.

Section 1.2. Company Actions.
(a) The Company hereby approves of and consents to the Offer and the other transactions contemplated by this Agreement and represents and warrants that the Company Board, at a meeting duly called and held prior to the execution of this Agreement at which all of the directors of the Company Board were present, either in person or by conference telephone, duly (i) adopted resolutions approving this Agreement, and the transactions contemplated hereby, including the Offer, the Merger, the Top-Up Option and the issuance of Shares of Common Stock upon exercise thereof, and the other transactions contemplated hereby and thereby; (ii) recommended that the stockholders of the Company accept the Offer, tender their Shares pursuant to the Offer and approve this Agreement and the transactions contemplated hereby, including the Offer and the Merger; (iii) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and fair to and in the best interests of the Company and the stockholders of the Company; (iv) resolved to recommend that the Company’s stockholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required by Law, vote their Shares in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the applicable provisions of applicable Law; (v) took all action necessary to irrevocably render the restrictions on takeovers, business combinations, control share acquisitions, fair prices, moratorium or similar provisions contained in the Delaware General Corporation Law (the “DGCL”) inapplicable to this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement and (vi) took all action necessary to render the Rights inapplicable to this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement. The Company hereby consents to the inclusion of the foregoing determinations, recommendations and approvals in the Offer Documents, subject to the right of the Company Board to withdraw, modify or amend its recommendation in accordance with the provisions of Section 6.5(b) of this Agreement. The Company represents and warrants that it has been advised that each of its directors and executive officers intends to tender any and all Shares they beneficially own pursuant to the Offer.
(b) Contemporaneous with the filing of the Schedule TO, the Company shall file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) that (i) will comply in all material respects with the provisions of all applicable federal securities laws and (ii) will include the opinion of the Company Financial Advisor referred to in Section 4.23 hereof. The Schedule 14D-9 and the Offer Documents shall contain the recommendations of the Company Board described in Section 1.2(a) hereof, subject to the right of the Company Board to withdraw, modify or amend its recommendation in accordance with the provisions of Section 6.5(b) of this Agreement. The Company shall disseminate, and shall cooperate with Parent and Purchaser in disseminating, the Schedule 14D-9 to holders of Shares as and to the extent required by applicable federal securities laws. Each of Parent and Purchaser shall promptly furnish to the Company upon request all information concerning Parent and Purchaser that may be required by applicable securities laws or reasonably requested by the Company for inclusion in the Schedule 14D-9. The Company hereby further agrees that, when filed with the SEC and on the date first published, sent or given to the Company’s stockholders, the Schedule 14D-9 shall not contain any untrue statement of a material order fact or omit to state any material fact required to be stated therein or necessary in to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or Purchaser specifically for inclusion or incorporation by reference in the Schedule 14D-9. Parent and Purchaser hereby agree that the information provided by them specifically for inclusion or incorporation by reference in the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company, Parent and Purchaser shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect and to the extent any information provided by or on behalf of Parent or Purchaser shall have become false or misleading in any material respect, Parent or Purchaser shall bear all costs, fees and expenses related to the correction, filing and dissemination of the revised Schedule 14D-9. The Company shall take all steps necessary to cause the Schedule 14D-9, as amended, to reflect such corrected information, to be filed with the SEC and disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities laws. The Company shall provide Parent, Purchaser and their counsel reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give due consideration to all the reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. In addition, the Company shall provide Parent, Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and any written or oral responses thereto. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel.
(c) In connection with the Offer, the Company shall, or shall cause its transfer agent to, promptly furnish Parent and Purchaser with mailing labels containing the names and addresses of all record holders of Shares, any available computer files containing the names and addresses of all record and beneficial holders of Shares and security position listings of Shares held in stock depositories, each as of a recent date, and shall promptly furnish Parent with such additional information, including updated lists of stockholders, mailing labels and security position listings, and such other information and assistance as Parent or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Shares. Except for such steps as are reasonably necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, Parent and Purchaser shall, and shall cause each of their Affiliates to, hold in confidence the information contained in any such mailing labels, security position listings and files and shall use such information only in connection with the Offer and the Merger.

Section 1.3. Company Board and Committees.
(a) Effective upon the initial acceptance for payment by Purchaser of Shares pursuant to the Offer, if any (the “Acceptance Time”, the use of which term herein shall not, unless the context otherwise requires, depend upon whether Parent shall exercise its rights under this Section 1.3(a)), and from time to time thereafter, Parent shall be entitled to elect or designate directors to serve on the Company Board up to such number of directors equal to the product (rounded up to the next whole number) obtained by multiplying (x) the total number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 1.3) by (y) a fraction, the numerator of which is the number of Shares held by Parent and Purchaser (giving effect to the Shares purchased pursuant to the Offer), and the denominator of which is the total number of then outstanding Shares. Promptly following a request by Parent, the Company shall use its best efforts (including by amending the Bylaws of the Company, including, but not limited to, an amendment to increase the size of the Company Board, if necessary) to cause the individuals so designated by Parent to be elected or appointed to the Company Board, including (at the election of Parent) by increasing the size of the Company Board and/or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by Parent to be elected or appointed to the Company Board. At such time, the Company will also cause, if requested by Parent, the board of directors (or similar governing body) of each of the Company’s Subsidiaries to include Persons designated by Parent constituting the same percentage of each such board as Parent’s designees constitute on the Company Board. From time to time after the Acceptance Time, the Company shall take all actions necessary to cause the individuals so designated by Parent to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board on each committee of the Company Board and each committee of the Company’s Subsidiaries, in each case, to the fullest extent permitted by all applicable Law.
(b) Until the Effective Time, the Company Board shall have at least two Continuing Directors, and each committee of the Company Board at least one Continuing Director.
(c) The Company’s obligation to elect or appoint Parent’s designees to the Company Board pursuant to Section 1.3(a) hereof shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall take all actions required pursuant to this Section 1.3 and Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.3, and shall include in the Schedule 14D-9 such information with respect to the Company and its directors and officers as is required under such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3. Parent shall provide to the Company, and be solely responsible for any information with respect to itself and its nominees, directors, officers and Affiliates, required by such Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The provisions of this Section 1.3 are in addition to, and shall not limit, any right that Parent, Purchaser or any Affiliate of Parent or Purchaser may have (with respect to the election of directors or otherwise) under applicable Laws as a holder or beneficial owner of Shares.

(d) Notwithstanding anything to the contrary set forth in this Agreement, in the event that Parent’s designees are elected or appointed to the Company Board prior to the Effective Time pursuant to Section 1.3(a) hereof and there shall be any Continuing Directors, the approval of a majority of such Continuing Directors (or both Continuing Directors if there shall be only two (2) Continuing Directors) shall be required in order to (i) amend or terminate this Agreement on behalf of the Company, (ii) extend the time for performance of, or waive, any of the obligations or other acts of Parent or Purchaser under this Agreement, if such actions would materially and adversely affect the holders of Shares (other than Parent or Purchaser), (iii) waive any of the Company’s rights under this Agreement if such waiver would materially and adversely affect the holders of Shares (other than Parent or Purchaser), or (iv) to take any other action of the Company Board under or in connection with this Agreement if such action would materially and adversely affect the holders of Shares (other than Parent or Purchaser); provided, however, that, in the event that, prior to the Effective Time, the number of Continuing Directors shall be reduced below two for any reason whatsoever, the remaining Continuing Director shall be entitled to designate any other Person who shall not be an Affiliate, stockholder or employee of Parent or any of its Subsidiaries to fill such vacancy and such Person shall be deemed to be a Continuing Director for purposes of this Agreement. In the event that, prior to the Effective Time, no Continuing Director then remains, the other directors shall designate two Persons who shall not be Affiliates, stockholders or employees of Parent or any of its Subsidiaries to fill such vacancies and such Persons shall be deemed to be Continuing Directors for purposes of this Agreement.
Section 1.4. Top-Up Option.
(a) Top-Up Option.
(i) Subject to Section 1.4(a)(ii), Section 1.4(a)(iii) and Section 1.4(a)(iv) hereof, the Company grants to Parent and Purchaser a non-assignable and irrevocable option (the “Top-Up Option”) to purchase from the Company the number of shares of Common Stock (the “Top-Up Option Shares”) equal to the lesser of (A) the number of shares of Common Stock that, when added to the number of shares of Common Stock (if any) owned by Parent, Purchaser or their respective Affiliates at the time of exercise of the Top-Up Option, constitutes one (1) Share more than 90% of the Shares of Common Stock then outstanding on a fully diluted basis (after giving effect to the issuance of the Top-Up Option Shares) or (B) the aggregate number of shares of Common Stock that the Company is authorized to issue under its Certificate of Incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) at the time of exercise of the Top-Up Option (it being understood that for the purpose of this Section 1.4, shares of Common Stock authorized but not issued and outstanding shall be deemed to include, without limitation, shares of Common Stock of the Company held in the treasury of the Company).
(ii) The Top-Up Option may be exercised by Parent or Purchaser, in whole (but not in part), at any time after the Acceptance Time and prior to the earlier to occur of (A) the Effective Time and (B) the termination of this Agreement pursuant to Article VIII; provided, however, that the Top-Up Option shall only be exercisable if: (1) the Minimum Tender Condition has been satisfied, (2) no provision of any applicable Law and no judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the shares of Common Stock in respect of such exercise, (3) the issuance of shares of Common Stock pursuant to the Top-Up Option would not require approval of the Company’s stockholders under applicable Law or regulation, and (4) Parent or Purchaser has accepted for payment and paid for all Shares validly tendered in the Offer and not withdrawn.

(iii) The aggregate purchase price payable for the shares of Common Stock being purchased by Parent or Purchaser pursuant to the Top-Up Option shall be determined by multiplying the number of such Top-Up Option Shares by the Offer Price. Such purchase price may be paid by Parent or Purchaser, at its election, either entirely in cash or by executing and delivering to the Company a promissory note having a principal amount equal to the purchase price for the Top-Up Option Shares. Any such promissory note shall bear interest at the rate of interest per annum equal to the rate of interest publicly announced by JPMorgan Chase Bank, N.A., in the City of New York, at the time such note is paid as such bank’s prime lending rate, shall mature not later than the fifth anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.
(iv) In the event Parent or Purchaser wishes to exercise the Top-Up Option, Parent or Purchaser shall deliver to the Company a notice setting forth (A) the number of shares of Common Stock that Parent or Purchaser intends to purchase pursuant to the Top-Up Option, (B) the manner in which Parent or Purchaser intends to pay the applicable exercise price and (C) the place and time at which the closing of the purchase of such shares by Parent or Purchaser is to take place. At the closing of the purchase of such shares of Common Stock, Parent or Purchaser shall cause to be delivered to the Company the consideration required to be delivered in exchange for such shares, and the Company shall cause to be issued to Parent or Purchaser (as the case may be) a certificate representing such shares. The parties shall cooperate to ensure that the issuance of the shares of Common Stock upon exercise of the Top-Up Option is accomplished in a manner consistent with all applicable legal requirements of any Governmental Entity, including compliance with an applicable exemption from registration of the Shares under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”).
II. THE MERGER
Section 2.1. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (i) Purchaser will merge with and into the Company (the “Merger”) and (ii) the separate corporate existence of Purchaser will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”).
Section 2.2. Closing. Unless otherwise mutually agreed in writing by the Company and Purchaser, the closing of the Merger (the “Closing”) will take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, at 10:00 a.m. New York time on a date selected by Purchaser, but not later than the third Business Day following the day on which the last to be satisfied by action taken or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions) will have been satisfied or waived in accordance with this Agreement (the date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”).
Section 2.3. Effective Time. Subject to the provisions of this Agreement, at the Closing, Purchaser and the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Purchaser and the Company in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4. Effects of the Merger. The Merger will generally have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Purchaser shall become debts, liabilities and duties of the Surviving Corporation.
Section 2.5. Organizational Documents. At the Effective Time, (i) the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior to the Effective Time in the certificate of incorporation of Purchaser until thereafter amended in accordance with the provisions thereof and as provided by Law, except for Article I thereof, which shall read “the name of the corporation is Hampshire Group, Limited” and (ii) the bylaws of Purchaser will be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein, in the certificate of incorporation of the Surviving Corporation or by applicable law.
Section 2.6. Directors and Officers of Surviving Corporation. The directors of Purchaser and the officers of the Company, in each case, as of the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation, bylaws of the Surviving Corporation and applicable law.
III. EFFECT OF THE MERGER ON CAPITAL STOCK
Section 3.1. Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Purchaser or the Company or the holder of any capital stock of Parent, Purchaser or the Company:
(a) Cancellation of Certain Common Stock. Each share of Common Stock that is owned by Parent or Purchaser (including Shares received in the Offer) or any of their respective direct or indirect wholly-owned Subsidiaries or any direct or indirect wholly-owned Subsidiary of the Company (other than Shares held on behalf of third parties), and each share of Common Stock that is owned by the Company as treasury stock, will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.
(b) Conversion of Common Stock. Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled and retired in accordance with Section 3.1(a) and (ii) Dissenting Shares (each, an “Excluded Share” and collectively, the “Excluded Shares”)) will automatically be converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”), payable upon surrender of such Shares in the manner provided in Section 3.2.

(c) Cancellation of Shares. All Shares, when converted as described in Section 3.1(b), will no longer be outstanding and all Shares will automatically be cancelled and retired and will cease to exist, and, subject to Section 3.3, each holder of a certificate formerly representing any such Shares (each, a “Certificate”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, in accordance with Section 3.2.
(d) Conversion of Purchaser Capital Stock. Each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time will automatically be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.
Section 3.2. Surrender of Certificates.
(a) Paying Agent. Prior to the expiration of the Offer, for the benefit of the holders of Shares (other than Excluded Shares), Purchaser or Parent will designate, or cause to be designated, a bank or trust company that is reasonably acceptable to the Company (the “Paying Agent”) to act as agent for the payment of the Merger Consideration in respect of Certificates upon surrender of such Certificates (or effective affidavits of loss in lieu thereof) in accordance with this Article III from time to time after the Effective Time. Immediately prior to the Effective Time, Parent or Purchaser will deposit, or cause to be deposited, with the Paying Agent in trust for the benefit of the Company’s stockholders cash in amounts sufficient for the payment of the aggregate amount of Merger Consideration pursuant to Section 3.1(b) upon surrender of such Certificates (such cash being herein referred to as the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions, make the payments of the Merger Consideration to the Company’s stockholders contemplated hereby out of the Payment Fund. Purchaser will enter into a paying agent agreement on customary terms, which terms shall be in form and substance reasonably acceptable to the Company, prior to the Effective Time. The Payment Fund shall be invested by the Paying Agent as directed by the Surviving Corporation; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available) or in money market funds. Any net profit resulting from, or interest or income produced by, such investments shall be property of and payable to the Parent or as Parent otherwise directs. To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Payment Fund lost through investments or other events so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments.

(b) Payment Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than Excluded Shares) a letter of transmittal in customary form as reasonably agreed by the parties specifying that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent and instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) in exchange for the Merger Consideration. Upon the proper surrender of a Certificate (or effective affidavit of loss in lieu thereof) to the Paying Agent, together with a properly completed letter of transmittal, duly executed, and such other documents as may reasonably be requested by the Paying Agent, the holder of such Certificate will be entitled to receive in exchange therefor cash in the amount (after giving effect to any required tax withholdings) that such holder has the right to receive pursuant to this Article III, and the Certificate so surrendered will forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.
(c) Withholding Taxes. The Surviving Corporation and the Paying Agent will be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares any amounts that are required to be deducted and withheld with respect to such payments under the Code and the rules and Treasury Regulations promulgated thereunder, or any provision of state, local or foreign Tax law. Any amounts so deducted and withheld will be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.
(d) No Further Transfers. The Merger Consideration paid in respect of Shares upon the surrender of Certificates in exchange for the Merger Consideration in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares of Common Stock previously represented by such Certificates. After the Effective Time, there will be no transfers on the stock transfer books of the Company of Shares that were outstanding immediately prior to the Effective Time other than to settle transfers of Shares that occurred prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Paying Agent, they will be cancelled and exchanged for the Merger Consideration as provided in this Article III.
(e) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates twelve months after the Effective Time will be delivered to the Surviving Corporation, on demand, and any holder of a Certificate who has not theretofore complied with this Article III will thereafter look only to the Surviving Corporation for payment of his or her claims for Merger Consideration. Notwithstanding the foregoing, none of Parent, Purchaser, the Company, the Surviving Corporation, the Paying Agent or any other Person will be liable to any former holder of Shares for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f) Lost, Stolen or Destroyed Certificates. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in customary amount and upon such terms as the Surviving Corporation may determine are necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Agreement.
Section 3.3. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, any Shares outstanding immediately prior to the Effective Time that are held by a stockholder (a “Dissenting Stockholder”) who has neither voted in favor of the adoption of this Agreement or the Merger nor consented thereto in writing or is otherwise entitled to dissenters’ rights under Section 262 of the DGCL and who has validly asserted dissenters’ rights with respect to the Merger in accordance with the DGCL for such Shares and otherwise not withdrawn or lost such rights (the “Dissenting Shares”), will not be converted into, or represent the right to receive, the Merger Consideration. Instead such stockholder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her dissenters’ rights. Dissenting Stockholders will be entitled to the rights with respect to the Dissenting Shares held by them in accordance with the provisions of the DGCL, including Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who have failed to perfect or who effectively have withdrawn or otherwise lose their dissenters’ rights pursuant to the provisions of the DGCL will thereupon be deemed to have been converted into, and represent the right to receive, the Merger Consideration in the manner provided in Article III and will no longer be Excluded Shares. Notwithstanding anything to the contrary contained in this Section 3.3, if the Merger is abandoned prior to the Acceptance Time, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares pursuant to the provisions of the DGCL will cease. The Company will give Parent and Purchaser prompt notice of any written demands to receive fair value for Shares held by a stockholder, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to rights of dissent with respect to the Merger. The Company will give Parent and Purchaser the opportunity to participate in and direct all negotiations and proceedings with respect to assertion of dissenters’ rights. The Company will not, except with the prior written consent of Parent and Purchaser, make any payment with respect to any demands for payment of fair value for Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal or other treatment of any such demands. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 3.2(a) to pay for Dissenting Shares shall be returned to Parent upon demand.
Section 3.4. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares, or securities convertible or exchangeable into or exercisable for Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Offer Price (if such event occurs prior to the Acceptance Time) and the Merger Consideration will be equitably adjusted to reflect such change; provided that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited or not expressly permitted by the terms of this Agreement.

IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the corresponding sections or subsections of the disclosure letter (the “Company Disclosure Letter”) delivered by the Company to Parent and Purchaser concurrently with the execution of this Agreement (it being understood that any matter disclosed in any section of the Company Disclosure Letter will be deemed to be disclosed in any other section of the Company Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section), the Company hereby represents and warrants to Parent and Purchaser as follows:
Section 4.1. Organization; Power; Qualification. The Company is a corporation validly existing and in good standing under the laws of Delaware and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of the Company and its Subsidiaries has the requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now conducted and as currently proposed by its management to be conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary. Neither the Company nor any Subsidiary is in violation of its organizational or governing documents.
Section 4.2. Corporate Authorization; Enforceability.
(a) The Company has all requisite corporate power and authority to enter into, execute, deliver and to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The Company Board, at a meeting duly called and held prior to the execution of this Agreement, duly: (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Purchaser, (ii) approved the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Offer, the Merger, the Top-Up Option and the issuance of shares of Common Stock upon the exercise thereof and the other transactions contemplated hereby, and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares to Purchaser pursuant to the Offer and adopt this Agreement (the “Company Board Recommendation”). The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby will be duly and validly authorized by all necessary corporate action on the part of the Company.

(b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Purchaser, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms. The Ancillary Agreements to which the Company is a party, as of the Acceptance Time, will have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of such Ancillary Agreements by the other parties thereto, will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with their respective terms.
Section 4.3. Capitalization. (a) The Company’s authorized capital stock consists solely of 10,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, no par value per share (the “Preferred Stock”), 10,000 shares of which are designated “Series A Junior Participating Preferred Stock”. As of the close of business on October 31, 2008 (the “Measurement Date”), 5,469,165 shares of Common Stock were issued and outstanding and no shares of Preferred Stock were issued or outstanding. No shares of Common Stock are held in the treasury of any of the Company’s Subsidiaries. Since the Measurement Date, there has been no change in the number of outstanding shares of capital stock of the Company. Other than the Rights, there are no shares of capital stock or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock of the Company or such securities or other rights (which term, for purposes of this Agreement, will be deemed to include “phantom” stock or other commitments that provide any right to receive value or benefits similar to such capital stock, securities or other rights). Since the Measurement Date, there have been no issuances of any securities of the Company or any of its Subsidiaries.
(b) All outstanding Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to any pre-emptive or other similar rights.
(c) There are no options to purchase Shares outstanding pursuant to any Company Benefit Plan or otherwise.
(d) There are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) to issue, sell, or otherwise transfer to any Person, or to repurchase, redeem or otherwise acquire from any Person, any Shares, Preferred Stock, capital stock of any Subsidiary of the Company, or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock of the Company or any Subsidiary of the Company or such securities or other rights or (ii) to provide any funds to or make any investment in (x) any Subsidiary of the Company that is not wholly-owned by the Company or (y) any other Person.
(e) Since September 27, 2008, the Company has not declared or paid any dividend or distribution in respect of any of the Company’s securities, and neither the Company nor any Subsidiary has issued, sold, repurchased, redeemed or otherwise acquired any of the Company’s securities, and their respective boards of directors have not authorized any of the foregoing.
(f) Neither the Company nor any Subsidiary has entered into any commitment, arrangement or agreement, or is otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any Person.

(g) As of the date of this Agreement, assuming not less than 82% of the Shares of Common Stock outstanding are validly tendered in the Offer and not withdrawn, and accepted for payment by Purchaser, the aggregate number of Shares of Common Stock that the Company is authorized to issue under its Certificate of Incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) are sufficient for the exercise of the Top-Up Option.
(h) On the date of this Agreement, the Company has in its accounts an amount of cash no less than the amount of the Minimum Cash.
Section 4.4. Subsidiaries. Section 4.4 of the Company Disclosure Letter sets forth a complete and correct list of all of the Company’s Subsidiaries. All equity interests of the Company’s Subsidiaries held by the Company or any other Subsidiary are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests are free and clear of any Liens (other than Liens required by the terms of the Credit Facility) or any other limitations or restrictions on such equity interests (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests). The Company has furnished to Purchaser complete and correct copies of the Company Organizational Documents.
Section 4.5. Governmental Authorizations. The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not require any consent, approval or other authorization of, or filing with or notification to, any national, federal, state, or local governmental, regulatory or administrative authority, agency, commission, board, court or tribunal (each, a “Governmental Entity”), other than: (i) with respect to consummation of the Merger, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) applicable requirements of the Exchange Act; and (iii) the filing of the Schedule 14D-9.
Section 4.6. Non-Contravention. The (a) execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, including the Offer and the Merger, do not and will not, and (b) execution, delivery and performance by the Company of the Ancillary Agreements to which it is a party and the consummation by the Company of the transactions contemplated by such Ancillary Agreements, will not, at the Acceptance Time: (i) contravene or conflict with, or result in any violation or breach of, any provision of the Company Organizational Documents; (ii) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to the Company or any of its Subsidiaries or by which any assets of the Company or any of its Subsidiaries (“Company Assets”) are bound (assuming that all consents, approvals, authorizations, filings and notifications described in Section 4.5 have been obtained or made); (iii) result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Company Contract; (iv) require any consent, approval or other authorization of, or filing with or notification to, any Person under any Company Contract; (v) give rise to any termination, cancellation, amendment, modification or acceleration of any rights or obligations (with or without notice or lapse of time or both) under any Company Contracts, including any obligation to purchase, license or sell assets or securities; or (vi) cause the creation or imposition of any Liens on any Company Assets, except for Permitted Liens.

Section 4.7. Financial Reports and SEC Documents. (a) The Company has filed or furnished all forms, statements, reports and documents required to be filed or furnished by it with the SEC pursuant to applicable securities statutes, regulations, policies and rules since January 1, 2006 (the forms, statements, reports and documents filed or furnished with the SEC since January 1, 2006, including any amendments thereto, the “Company SEC Documents”). Each of the Company SEC Documents filed or furnished on or prior to the date of this Agreement, at the time of its filing (except as and to the extent such Company SEC Document has been modified or superseded in any subsequent Company SEC Document filed and publicly available prior to the date of this Agreement), complied in all respects with the applicable requirements of each of the Exchange Act and the Securities Act, and complied in all respects with the then-applicable accounting standards. As of their respective dates, except as and to the extent modified or superseded in any subsequent Company SEC Document filed and publicly available prior to the date of this Agreement, the Company SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Company SEC Documents filed or furnished on or prior to the date of this Agreement included all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (“SOX”), and the internal control report and attestation of the Company’s outside auditors to the extent required by Section 404 of SOX. As of the date of this Agreement, (i) neither the Company nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of the certifications required by SOX and made by its chief executive officer and chief financial officer and (ii) there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents.
(b) Each of the consolidated balance sheets and each of the consolidated statements of operations, stockholders’ equity and cash flows included in or incorporated by reference into the Company SEC Documents (including the related notes and schedules) present fairly, in all material respects, the financial position of the Company and its Subsidiaries as of its date (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that are not material in amount or effect and to any other adjustments set forth in the Company SEC Documents filed prior to the date of this Agreement), in each case in conformity with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.
(c) The management of the Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) and Rule 15d-15 of the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and chief financial officer of the Company by others within those entities; and such disclosure controls and procedures are reasonably effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms and (ii) disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board (x) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) Known to the Company which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (y) any fraud Known to the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Section 4.8. Undisclosed Liabilities. Except (i) as and to the extent disclosed, reflected or reserved against on the consolidated balance sheet of the Company dated as of September 27, 2008 (including the notes thereto) included in the Company SEC Documents or (ii) as incurred since September 27, 2008 in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has any accrued, contingent or other liabilities or obligations of any nature, whether known or unknown, matured or unmatured, absolute, accrued, contingent or otherwise and whether due or to become due in an amount greater than $250,000 individually or $500,000 in the aggregate.
Section 4.9. Absence of Certain Changes. Since September 27, 2008, the Company and each of its Subsidiaries has conducted its business in all material respects in the ordinary course consistent with past practices, and:
(a) there has not been any Company Material Adverse Effect or any change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and
(b) there has not been any action or event that, if taken on or after the date of this Agreement without Purchaser’s consent, would violate the provisions of Section 6.1.
Section 4.10. Litigation. There are no claims actions, suits, demand letters, judicial, administrative or regulatory proceedings, or hearings, notices of violation, or investigations (each, a “Legal Action”) pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries. There is no outstanding Order against the Company or any of its Subsidiaries or by which any property, asset or operation of the Company or any of its Subsidiaries is bound or affected. To the Knowledge of the Company, as of the date of this Agreement, neither the Company nor any Subsidiary of the Company is under investigation by any Governmental Entity related to the conduct of the Company’s or any such Subsidiary’s business, the results of which investigation would create a liability to the Company in an amount greater than $250,000 individually or $500,000 in the aggregate.

Section 4.11. Contracts. (a) Except for this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Documents; (ii) which constitutes a Contract or commitment relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $250,000; (iii) which contains any provision that would restrict or affect the conduct of business of any Affiliate of the Company (or any Affiliate of any such Affiliate of the Company); (iv) that (A) contains most favored customer pricing provisions or (B) grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any person, in each case under this clause (B) in a manner which is material to the business of the Company and its Subsidiaries, taken as a whole; (v) which was entered into after September 27, 2008 or not yet consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person for aggregate consideration in excess of $250,000 (other than acquisitions or dispositions of assets in the ordinary course of business); (vi) which by its terms calls for aggregate payments by the Company or its Subsidiaries of more than $250,000 over the remaining term; (vii) which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $250,000; or (viii) which grants any rights to any material Company Intellectual Property (other than commercially available, off-the-shelf software). Each Contract, arrangement, commitment, agreement, license, permit, bond, mortgage, indenture or understanding of the type described in clauses (i) through (vii) of this Section 4.11, whether or not set forth in the Company Disclosure Letter or in the Company SEC Documents, is referred to herein as a “Company Contract” (for purposes of clarification, each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, whether or not filed with the SEC, is a Company Contract). A true and complete list of the Company Contracts is set forth in Section 4.11(a) of the Company Disclosure Letter.
(b) (i) Each Company Contract is valid and binding on the Company and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect and (ii) the Company, each of its Subsidiaries and each other party to each Company Contract, has performed all obligations required to be performed by it under each Company Contract. To the Knowledge of the Company, no event or condition exists which constitutes, or, after notice or lapse of time or both, will constitute, a default under any such Company Contract on the part of the Company, any of its Subsidiaries or any other party thereto.
Section 4.12. Benefit Plans. (a) Section 4.12(a) of the Company Disclosure Letter contains a correct and complete list of each material “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each other material stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, legally binding or not, in each case under which any past or present director, officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries has any present or future right to benefits. All such plans, agreements, programs, policies, commitments and arrangements are collectively referred to as the “Company Benefit Plans.”
(b) No event has occurred and no condition exists that would subject the Company by reason of its affiliation with any current or former member of its “controlled group” (within the meaning of Section 414 of the Code) (an “ERISA Affiliate”) or otherwise to any Tax, penalty, fine or other liability imposed by ERISA, the Code or other applicable Laws.

(c) No Company Benefit Plan is a “multiemployer plan” as defined in Section 3(37) of ERISA, and neither the Company nor any ERISA Affiliate has withdrawn at any time within the preceding six years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any ERISA Affiliate.
(d) With respect to each Company Benefit Plan, if applicable, the Company has made available to Purchaser correct and complete copies of (i) all plan documents, if any, including related trust agreements, funding arrangements, and insurance contracts and all amendments thereto; (ii) the most recent summary plan descriptions and any summaries of material modifications; (iii) the most recent financial reports for such Company Benefit Plan, if any; (iv) the most recent actuarial valuation report, if any; (v) the most recent determination letter, if any, received from the Internal Revenue Service (the “IRS”) regarding the tax-qualified status of such Company Benefit Plan; (vi) Form 5500 Annual Returns/Reports, including all schedules and attachments, including the certified audit opinions, for each of the most recent plan year; and (vii) the most recent written results of all compliance testing required pursuant to Sections 125, 401(a)(4), 401(k), 401(m), 410(b), 415, and 416 of the Code.
(e) No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, and neither the Company nor any ERISA Affiliate has sponsored or been a contributing employer within the preceding six years to such a plan.
(f) Each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code has been issued a favorable determination letter by the IRS with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code (or such qualified plan has been established under a prototype or volume submitter plan for which an IRS opinion letter has been obtained by the plan sponsor and is sufficient as to the adopting employer), and no event has occurred that would reasonably be expected to adversely affect such qualification or exemption. Each Company Benefit Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code, and other applicable Laws except where such noncompliance would not reasonably be expected to have a Company Material Adverse Effect. All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued prior to the Closing Date.
(g) None of the Company Benefit Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable law or at the expense of the participant or participant’s beneficiary. There has been no violation of the “continuation coverage requirement” of “group health plans” as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any Company Benefit Plan to which such continuation coverage requirements apply.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event including notice, lapse of time or both) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company and its Subsidiaries or with respect to any Company Benefit Plan; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code; (v) limit or restrict the right of the Company to merge, amend or terminate any of the Company Benefit Plans; or (vi) result in the payment of any amount that would, individually or in combination with any other such payment, reasonably be expected to constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.
(i) There are no pending or, to the Knowledge of the Company, threatened Legal Actions against or relating to the Company Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Benefit Plans with respect to the operation of such plans (other than routine claims for benefits).
Section 4.13. Labor Relations. (a)(i) None of the employees of the Company or its Subsidiaries is represented by a union and (ii) neither the Company nor any of its Subsidiaries is a party to or is presently negotiating any collective bargaining agreement or other labor Contract. There is no pending and, to the Knowledge of the Company, there is no threatened material strike, picket, work stoppage, work slowdown, or other organized labor dispute materially affecting the Company or any of its Subsidiaries.
(b) The Company and each of its Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health. No unfair labor practice charge or complaint is pending or, to the Knowledge of the Company, threatened.
Section 4.14. Taxes.
(a) All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been properly prepared and timely filed.
(b) The Company and its Subsidiaries have fully and timely paid all material Taxes (whether or not shown to be due on the Tax Returns referred to in Section 4.14(a)) and have made adequate provision for any material Taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before September 27, 2008 on the most recent financial statements contained in the Company SEC Documents to the extent required by GAAP, and the Company and its Subsidiaries have not incurred any material Tax since September 27, 2008 except in the ordinary course of business consistent with past practice.

(c) There are no material outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and, to the Knowledge of the Company, no request for any such waiver or extension is currently pending.
(d) No audit or other proceeding by any Governmental Entity is pending or, to the Knowledge of the Company, threatened with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries.
(e) There are no Liens on any of the assets of the Company or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay Taxes, except for Permitted Liens.
(f) Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than the affiliated group of which the Company is the common parent.
(g) The Company and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.
(h) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the five-year period ending on the date of this Agreement.
(i) Neither the Company nor any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was intended to be governed in whole or in part by Section 355 or 361 of the Code.
(j) Neither the Company nor any of its Subsidiaries has participated in any reportable transaction as defined in Treasury Regulations Section 1.6011-4 for which disclosure is required on IRS Form 8886.
(k) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, or (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(l) Neither the Company nor any of its Subsidiaries has made or is obligated to make any payment that would not be deductible pursuant to Section 162(m) of the Code.

Section 4.15. Environmental Liability. (i) All of the operations of any real property formerly or currently owned or leased by the Company and each of its Subsidiaries are and have been at all times in compliance with all applicable Environmental Laws and have obtained all Environmental Permits necessary for their operations as currently conducted; (ii) all such Environmental Permits are in full force and effect; (iii) neither the Company nor any of its Subsidiaries are in default nor have received notice of any claim of default with respect to such Environmental Permits, (iv) there have been no Releases of any Hazardous Materials that could form the basis of any Environmental Claim against the Company or any of its Subsidiaries; (v) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; (vi) neither the Company nor any of its Subsidiaries is subject to any order, judgment, decree, letter or memorandum by or with any Governmental Entity imposing any liability or obligation under any Environmental Law; and (vii) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of law or succeeded to any Environmental Claim or, any material liability or obligation that could reasonably be expected to have formed the basis of any Environmental Claim against the Company or any of its Subsidiaries.
Section 4.16. Real Properties. (a) Neither the Company nor any of its Subsidiaries owns in fee any real property.
(b) Section 4.16(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all of the real property leased, subleased, or otherwise occupied by the Company or any of its Subsidiaries (the “Leased Property”), including the address of such Leased Property, and identifying the applicable lease (each such lease, a “Lease”). The Company has heretofore made available to Purchaser true, correct and complete copies of the Leases. The Leases have not been modified or amended and are in full force and effect. The Company and each of its Subsidiaries have good and valid leasehold interests in all of the Leased Property. To the Knowledge of the Company, there are no existing defaults by the landlord or tenant under any of the Leases, which defaults remain uncured. Neither the Company’s nor any of its Subsidiaries’ possession and quiet enjoyment of any Leased Property has been disturbed. The transactions contemplated by this Agreement do not require the consent of any other Party to any of the Leases. There are no Liens on the estates of interests created by the Leases.
Section 4.17. Permits; Compliance with Laws. (a) Each of the Company and its Subsidiaries is in possession of all authorizations, licenses, consents, certificates, registrations, approvals and other permits of any Governmental Entity (“Permits”) necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (collectively, the “Company Permits”), and all such Company Permits are in full force and effect. No event or condition has occurred or exists which would result in a material violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any of its Subsidiaries under any Company Permit (in each case, with or without notice or lapse of time or both).
(b) Neither the Company nor any of its Subsidiaries is, and since January 1, 2006, each of the Company and its Subsidiaries has not been, in conflict with, or in default or violation of, (i) any Laws applicable to the Company or such Subsidiary or by which any of the Company Assets is bound or (ii) any Company Permits.

Section 4.18. Intellectual Property.
(a) The Company and/or each of its Subsidiaries owns, or is licensed or otherwise possesses the right to use all Company Intellectual Property necessary for the operation of their business and, to the Knowledge of the Company, the use of the Company Intellectual Property by the Company and its Subsidiaries does not constitute an infringement or misappropriation of any third party Intellectual Property.
(b) No claims are currently pending or, to the Knowledge of the Company, threatened by any person with respect to the Company Intellectual Property owned by the Company or any of its Subsidiaries. There are no pending claims by the Company or any Subsidiary alleging or asserting that any third party has violated, misappropriated or infringed any of the Company Intellectual Property nor, to the Knowledge of the Company, is there any basis for any such claim.
(c) The Company and its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of their material trade secrets.
(d) As used herein, the term “Intellectual Property” shall mean all patents, patent applications, statutory invention registrations, inventions and other industrial property rights; trademarks, service marks, trade names, trade dress, logos, including registrations and applications for the registration thereof; copyrights (including without limitation, computer software programs); Internet domain name registrations; Internet web sites, and registrations and applications for registrations thereof; trade secrets and, in each case under the laws of any jurisdiction in the world, and including rights under and with respect to all applications, registrations, continuations, divisions, renewals, extensions and reissues of the foregoing. As used herein, “Company Intellectual Property” shall mean the material Intellectual Property currently owned or used by the Company or any of its Subsidiaries.
Section 4.19. Insurance. The Company Disclosure Letter sets forth a complete and correct list of all material insurance policies owned or held by the Company and each of its Subsidiaries. With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (iii) to the Knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; and (iv) to the Knowledge of the Company, no notice of cancellation or termination has been received other than in connection with ordinary renewals.
Section 4.20. Takeover Statutes. The Company has taken all necessary actions to render the Rights Agreement inapplicable to the Offer, the Merger, this Agreement and the other transactions contemplated by this Agreement and to terminate the Rights Agreement as of the Effective Time. The restrictions imposed by any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws enacted under U.S. state or federal laws (including, without limitation, Section 203 of the DGCL) do not apply to this Agreement, the Offer, the Merger or any of the transactions contemplated hereby.

Section 4.21. Interested Party Transactions. Except for employment Contracts entered into in the ordinary course of business consistent with past practice and filed as an exhibit to a Company SEC Document, Section 4.21 of the Company Disclosure Letter (i) sets forth a correct and complete list of the Contracts or arrangements under which the Company has any existing or future liabilities of the type required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC (an “Affiliate Transaction”), between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (A) present or former officer or director of the Company or any of its Subsidiaries or any of such officer’s or director’s immediate family members, (B) record or beneficial owner of more than 5% of the Shares, or (C) any Affiliate of any such officer, director or owner, since January 1, 2006, and (ii) identifies each Affiliate Transaction that has been terminated since January 1, 2006 or is in existence as of the date of this Agreement. The Company has provided to Purchaser correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) providing for each Affiliate Transaction.
Section 4.22. Voting. There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party or of which the Company has Knowledge with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries. There are no bonds, debentures, notes or other instruments of indebtedness of the Company or any of its Subsidiaries that have the right to vote, or that are convertible or exchangeable into or exercisable for securities or other rights having the right to vote, on any matters on which stockholders of the Company may vote.
Section 4.23. Opinion of Financial Advisor. Peter J. Solomon Company, L.P. (the “Company Financial Advisor”) has delivered to the Company Board its opinion to the effect that, as of the date of this Agreement, and based upon and subject to the qualifications and assumptions set forth in such opinion, the Offer Price and the Merger Consideration are fair, from a financial point of view, to the stockholders of the Company. The Company will promptly following the execution and delivery of this Agreement furnish to Purchaser and Parent a correct and complete written copy of such opinion. The Company has obtained the authorization of the Company Financial Advisor to include a copy of its opinion in the Offer Documents.
Section 4.24. Brokers and Finders. Other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Offer or the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has furnished to Purchaser a correct and complete copy of all agreements between the Company and the Company Financial Advisor under which the Company Financial Advisor would be entitled to any payment relating to the Offer, the Merger or such other transactions.
Section 4.25. Regulatory Matters. Neither the Company nor any of its Subsidiaries is subject to, or has been advised that it is reasonably likely to become subject to, any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, any Governmental Authority.

Section 4.26. Disclosure. None of the information supplied or to be supplied in writing by the Company for inclusion in any of the Offer Documents, including any amendment or supplement to Offer Documents, will, at the respective times such documents are filed, and when sent or given to shareholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein in light of the circumstances under which they are made not misleading or, at the Acceptance Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading or necessary to correct any statement in any earlier communication which shall have become false or misleading.
Section 4.27. Foreign Corrupt Practices Act. Except as disclosed in the Company SEC Documents, since January 1, 2004, none of the Company, any of its Subsidiaries, or any of their respective directors, officers, employees or, to the Knowledge of the Company, agents or any other Persons acting on their behalf (i) has violated the Foreign Corrupt Practices Act, 15 U.S.C. §78dd-1 et seq. or any other similar applicable foreign, federal, or state legal requirement, (ii) has made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other Person knowing that the Person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing any improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (iii) has paid, accepted or received any unlawful contributions, payments, expenditures or gifts, (iv) has violated or operated in noncompliance with any export or import restrictions, anti-boycott regulations or embargo regulations or (E) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.
Section 4.28. No Other Representations or Warranties. Except for the representations and warranties of the Company contained in this Article IV, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Affiliates or with respect to any other information provided by the Company or any of its Affiliates. Without limiting the generality of the foregoing, neither the Company, any holder of the Company’s securities nor any of their respective Affiliates or Representatives, makes or has made any representation or warranty to Parent, Purchaser or any of their Representatives or Affiliates with respect to:
(a) any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition  (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Purchaser or their respective Representatives or Affiliates; or
(b) any other information, statement or documents heretofore or hereafter delivered to or made available to Parent, Purchaser or their respective Representatives or Affiliates, except to the extent and as expressly covered by a representation and warranty made by the Company and contained in Article IV of this Agreement.

V. REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
Except as set forth in the corresponding sections or subsections of the disclosure letter (the “Acquiror Disclosure Letter”) delivered by Parent and Purchaser to the Company concurrently with the execution of this Agreement (it being understood that any matter disclosed in any section of the Acquiror Disclosure Letter will be deemed to be disclosed in any other section of the Acquiror Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section), Parent and Purchaser hereby represent and warrant to the Company as follows:
Section 5.1. Organization and Power. The Parent is a limited liability company and Purchaser is a corporation, each duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Purchaser has the requisite power and authority to own, lease and operate its respective assets and properties and to carry on its business as now conducted.
Section 5.2. Authorization. Each of Parent and Purchaser has all necessary power and authority to enter into, execute, deliver and to perform its obligations under this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Purchaser of this Agreement and each such Ancillary Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby and thereby have been, or will be, duly and validly authorized by all necessary limited liability company or corporate action (as applicable) on the part of Parent and Purchaser.
Section 5.3. Enforceability. This Agreement and each Ancillary Agreement to which either is a party has been, or will be, duly executed and delivered by each of Parent and Purchaser and, assuming the due authorization, execution and delivery of this Agreement and each such Ancillary Agreement to which it is a party by the Company, constitutes a legal, valid and binding agreement of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity.
Section 5.4. Governmental Authorizations. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which each is a party by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby and thereby do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity other than: (i) with respect to consummation of the Merger, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) applicable requirements of the Exchange Act; (iii) the filing of the Offer Documents; (iv) any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity identified in Section 5.4 of the Acquiror Disclosure Letter; and (v) in such other circumstances where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.5. Non-Contravention. The execution, delivery and performance by Parent and Purchaser of this Agreement and each Ancillary Agreement to which each is a party and the consummation by Parent and Purchaser of the transactions contemplated by hereby and thereby do not and will not:
(i) contravene or conflict with, or result in any violation or breach of, any provision of the organizational documents of either Parent or Purchaser; or
(ii) assuming that the authorizations, consents and approvals referred to in Section 5.4 hereof are obtained and the filings referred to in Section 5.4 hereof are made, contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to Parent or Purchaser or any of its Subsidiaries or by which any assets of Parent or Purchaser or any of their respective Subsidiaries (“Acquiror Assets”) are bound, except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.
Section 5.6. Financing.
(a) At the Acceptance Time and at the Effective Time, Purchaser will have available all the funds necessary to consummate the Offer and the Merger in accordance with this Agreement, and to make all other necessary payments of fees and expenses required to be paid by Parent and Purchaser relating to such transactions, including, without limitation, the funds necessary to accept for payment and pay for all Shares tendered in the Offer and the aggregate Merger Consideration and any other repayment or refinancing of debt contemplated by the Commitment Letters and to pay all fees and expenses to be paid by the Surviving Corporation or any of its Affiliates at Closing (the “Required Amounts”).
(b) Parent has delivered to the Company: (i) a true and complete copy of the executed commitment letter by Wells Fargo Trade Capital, LLC (“Wells Fargo”), dated February 12, 2009 (the “Wells Fargo Commitment Letter”) pursuant to which Wells Fargo has committed to lend up to $30,000,000 and to serve as administrative agent for the $40,000,000 senior factoring and revolving credit facility (the “Wells Facility”) necessary for the parties to this Agreement to consummate the transactions contemplated by this Agreement and (ii) a true and complete copy of the executed commitment letter by Glenhill Special Opportunities Master Fund LLC (“Glenhill”), dated February 13, 2009 (the “Glenhill Commitment Letter”) pursuant to which Glenhill has committed to lend up to $10,000,000 towards the Wells Facility (the financing contemplated by the Wells Fargo Commitment Letter and the Glenhill Commitment Letter collectively, the “Wells Financing”)

(c) Parent has delivered to the Company a true and complete copy of the executed commitment letter by KEBA LLC (“KEBA”, and together with Glenhill and Wells Fargo, the “Lenders”), dated February 23, 2009, (such commitment letter, the “Debt Financing Commitment Letter” and together with the Wells Fargo Commitment Letter, and the Glenhill Commitment Letter, the “Commitment Letters”) providing for the debt financing (the “Debt Financing” and together with the Wells Financing, the “Financings”) necessary for the parties to this Agreement to consummate the transactions contemplated by this Agreement.
(d) As of the date hereof, the Commitment Letters are in full force and effect (assuming the due authorization, execution and delivery thereof by the other parties thereto) and have not been replaced, amended or modified and the commitments contained therein have not been withdrawn or rescinded in any respect. There are no conditions precedent related to the funding of the full amount of the Financings contemplated by the Commitment Letters, other than as set forth in or contemplated by each Commitment Letter. As of the date of this Agreement, to the Knowledge of Parent, no event has occurred that (with or without notice, lapse of time, or both) would constitute a breach or default under any of the Commitment Letters by Parent or Purchaser.  Parent has no Knowledge of any facts or circumstances that are reasonably likely to result in (i) any of the conditions set forth in the Commitment Letters not being satisfied, or (ii) the funding contemplated in the Commitment Letters not being made available to Parent on a timely basis in order to consummate the transactions contemplated by this Agreement.
(e) Parent has delivered to the Company a true and complete copy of the executed Buying Agency Agreement (the “Buying Agency Agreement”), dated as of December 17, 2008, between NAF Holding, LLC, parent of Parent, and Li & Fung (Trading) Limited (“Li & Fung”), pursuant to which Li & Fung is obligated to assume responsibility for and cause to be issued, and shall cause to be issued guarantees, letters of credit, surety bonds or similar instruments (collectively, “LCs”) from a Qualified Institution in replacement of, or as security for, each letter of credit issued in respect of the Company’s business immediately prior to the Acceptance Time. The Buying Agency Agreement is in full force and effect and has not been replaced, amended or modified, and the obligations contained therein have not been withdrawn or rescinded in any respect.
(f) Subject to the satisfaction of those conditions set forth in Annex I, Parent acknowledges that its obligations hereunder are not in any respect, directly or indirectly, conditioned upon the receipt of any funds contemplated by the Commitment Letters.
Section 5.7. Interim Operations of Purchaser. Parent owns beneficially and of record all of the outstanding capital stock of Purchaser. Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with transactions contemplated by this Agreement.
Section 5.8. Absence of Litigation. As of the date hereof, (i) there are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the Knowledge of Parent, threatened against Parent or any of its Affiliates and (ii) neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award; except, in each case, as would not individually or in the aggregate reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.9. Ownership of Shares. As of the date of this Agreement, neither Parent nor Purchaser owns, directly or indirectly, beneficially or of record, any Shares, and neither Parent nor Purchaser holds any rights to acquire any Shares except pursuant to this Agreement.
Section 5.10. Disclosure.
(a) None of the information supplied or to be supplied in writing by either Purchaser or Parent for inclusion in the Schedule 14D-9 or the Offer Documents, including any amendment or supplement to the Schedule 14D-9 or the Offer Documents, will, at the respective times such documents are filed, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein in light of the circumstances under which they are made not misleading or, at the Acceptance Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading or necessary to correct any statement in any earlier communication which shall have become false or misleading.
(b) No representation or warranty made by the Purchaser or Parent in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make any such representation or warranty, in light of the circumstances in which it was made, not misleading.
Section 5.11. No Other Representations or Warranties. Except for the representations and warranties of Parent and Purchaser contained in this Article V, none of Parent, Purchaser or any other Person on behalf of Parent or Purchaser makes any other express or implied representation or warranty with respect to Parent, Purchaser or any of their Affiliates or with respect to any other information provided by Parent or Purchaser or any of their Affiliates.
VI. COVENANTS
Section 6.1. Conduct of Business of the Company. Except as expressly required by this Agreement, as required by applicable Law, as set forth in Section 6.1 of the Company Disclosure Letter or unless Parent or Purchaser otherwise agrees in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), from the date of this Agreement to the earlier of (i) the date of termination of this Agreement or (ii) the Effective Time, the Company will, and will cause each of its Subsidiaries to, (A) conduct its operations in the ordinary course of business consistent with past practice, (B) use all reasonable efforts to maintain and preserve intact its business organization and structure, including the services of all of its key employees and the goodwill of all of its customers, distributors, suppliers and manufacturers, (C) keep in full force and effect all Company Contracts and insurance policies maintained by the Company and its Subsidiaries, other than immaterial changes to such contracts or policies made in the ordinary course of business and (D) comply in all material respects with all applicable Laws and the requirements of all Company Contracts. Without limiting the generality of the foregoing, except as contemplated by this Agreement, as required by applicable Law, as set forth in Section 6.1 of the Company Disclosure Letter or unless Parent or Purchaser otherwise agrees in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), from the date of this Agreement to the earlier of (1) the date of termination of this Agreement or (2) the Effective Time, the Company will not, and will cause each of its Subsidiaries not to, take any of the following actions:
(a) propose, make or adopt any changes to the Company Organizational Documents;
(b) make, declare, set aside, or pay any dividend or distribution on any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such, other than dividends paid by a wholly-owned Subsidiary to its parent corporation in the ordinary course of business;

(c) (i) adjust, split, combine or reclassify or otherwise amend the terms of its capital stock, (ii) repurchase, redeem, purchase, acquire, encumber, pledge, dispose of or otherwise transfer, directly or indirectly, any shares of its capital stock or any securities or other rights convertible or exchangeable into or exercisable for any shares of its capital stock or such securities or other rights, or offer to do the same, (iii) authorize for issuance, issue, grant, deliver or sell any shares of its capital stock or any securities or other rights convertible or exchangeable into or exercisable for any shares of its capital stock or such securities or rights, (iv) enter into any Contract, understanding or arrangement with respect to the sale, voting, pledge, encumbrance, disposition, acquisition, transfer, registration or repurchase of its capital stock or such securities or other rights, except in each case as permitted under Section 6.1(d), or (v) register for sale, resale or other transfer any Shares under the Securities Act on behalf of the Company or any other Person;
(d) (i) increase the compensation or benefits payable or to become payable to, or make any payment not otherwise due to, any of its past or present directors, officers, employees, or other service providers, (ii) grant any severance or termination pay to any of its past or present directors or officers, (iii) enter into any new employment or severance agreement with any of its past or present directors or officers, (iv) establish, adopt, enter into, amend, or take any action to accelerate rights under any Company Benefit Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, other than as required by applicable Law or (v) contribute any funds to a “rabbi trust” or similar grantor trust;
(e) enter into any agreement or arrangement that limits or otherwise restricts the Company, any of the Company’s Subsidiaries or any of the current or future Affiliates of the Company from engaging or competing in any line of business or in any location;
(f) take any action which would, directly or indirectly, restrict or impair the ability of Parent or Purchaser to vote, or otherwise to exercise the rights and receive the benefits of a stockholder with respect to, Shares acquired or controlled or to be acquired or controlled by Parent or Purchaser;
(g) merge or consolidate the Company or any of its Subsidiaries with any Person, or alter through merger, liquidation, reorganization, restructuring or in any other fashion, the corporate structure or ownership of any Subsidiary of the Company;

(h) other than the sale of inventory in the ordinary course of business, sell, transfer, lease, sublease, mortgage, encumber or otherwise dispose of (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties (whether (x) real, personal or mixed and (y) leased or owned) or assets (including securities of Subsidiaries) including by merger, consolidation, asset sale or other business combination (including formation of a Company Joint Venture), to any Person, except with respect to any accounts receivable that may be factored;
(i) except as contemplated by this Agreement, including without limitation as may be agreed with respect to the Existing LC Security, mortgage or pledge any of its material assets (tangible or intangible), or create, assume or suffer to exist any Liens thereupon, except with respect to any accounts receivable that may be factored;
(j) make any acquisition, by purchase or other acquisition of stock or other equity interests, or by merger, consolidation or other business combination (including formation of a Company Joint Venture), or, other than in the ordinary course of business (subject to compliance with Section 6.20 hereof), make any property transfers or purchases of any property or assets, to or from any Person (other than a wholly-owned Subsidiary of the Company);
(k) enter into, renew, extend, amend or terminate any Contract with any third party which results in amounts payable by the Company to such third party or receipt of amounts from such third party, greater than $35,000 individually or $150,000 in the aggregate, other than in the ordinary course of business (subject to compliance with Section 6.20 hereof);
(l) incur, assume, guarantee or prepay any indebtedness for borrowed money (including the issuance of any debt security), or incur any reimbursement obligation in respect of letters of credit or similar instruments, except for (i) the incurrence, assumption or guarantee of unsecured indebtedness for borrowed money incurred in the ordinary course of business or (ii) such reimbursement obligations in respect of letters of credit or similar instruments (A) with respect to any commitment or agreement entered into in compliance with Section 6.20 or (B) required by, and in accordance with, the terms (including time of issuance, delivery and amount) of any agreement or arrangement in effective as of the date of this Agreement;
(m) make any loans, advances or capital contributions to, acquisitions of or investments in, any other Person, other than (i) loans, advances or capital contributions to or among wholly-owned Subsidiaries (ii) the delivery of goods on credit in the ordinary course of business and (iii) travel and similar advances to employees in the ordinary course of business;
(n) authorize or make any capital expenditure, if, after giving effect thereto, the aggregate capital expenditures made after the date of this Agreement would exceed $75,000, or if such capital expenditure shall be used for reorganization expenses;
(o) change its financial accounting policies or procedures in effect as of September 27, 2008, other than as required by Law or GAAP, or write up, write down or write off the book value of, or otherwise revalue, any assets of the Company and its Subsidiaries, other than (i) in the ordinary course of business consistent with past practice or (ii) as may be required by Law or GAAP;

(p) waive, release, assign, settle or compromise any Legal Actions material to the Company and its Subsidiaries taken as a whole;
(q) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization of the Company or any of its Subsidiaries;
(r) settle or compromise any material Tax audit, make or change any material Tax election or file any material amendment to a material Tax Return, change any annual Tax accounting period or adopt or change any Tax accounting method, enter into any closing agreement, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;
(s) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction;
(t) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with the terms of such liabilities, claims or obligations reflected or reserved against in the most recent audited consolidated financial statements (or the notes thereto) of the Company for the fiscal year ended December 31, 2007 or the unaudited consolidated financial statements (or the notes thereto) of the Company for the quarterly period ended September 27, 2008, each filed with the SEC, or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;
(u) fail to use its commercially reasonable efforts to maintain with financially responsible insurance companies insurance coverage substantially similar in all material respects to the insurance coverage maintained by the Company and its Subsidiaries on the date hereof;
(v) take any action, which would cause any of the representations or warranties of the Company set forth in this Agreement (1) that are qualified as to materiality or Material Adverse Effect to be untrue or (2) that are not so qualified to be untrue in any material respect;
(w) agree or commit, in writing or otherwise, to take any of the foregoing actions or take any action or agree, in writing or otherwise;
(x) take any action which would, directly or indirectly, reduce the aggregate number of Shares of Common Stock that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued), and that are required for the exercise of the Top-Up Option.

Section 6.2. Conduct of Parent and Purchaser Pending the Merger. Except as expressly required by this Agreement, as required by applicable Law or with the written consent of the Company, from the date of this Agreement to the earlier of (i) the date of termination of this Agreement or (ii) the Effective Time, each of Parent and Purchaser shall not, and shall not agree or commit to, take any action or agree, in writing or otherwise, to take any action, that would, individually or with such other actions, reasonably be expected to have an Acquiror Material Adverse Effect.
Section 6.3. Other Actions. Parent, Purchaser and the Company will not, and will cause their respective Subsidiaries and Affiliates not to, take any action that would reasonably be expected to, individually or in the aggregate, result in any of the conditions to either (i) the Offer set forth in Annex I to this Agreement or (ii) the Merger set forth in Article II or Article VII of this Agreement, in each case, not being satisfied or satisfaction of those conditions being materially delayed, except, in the case of the Company, to the extent the Company Board withdraws, modifies or amends the Company Board Recommendation to the extent permitted by Section 6.5(b).
Section 6.4. Access to Information; Confidentiality.
(a) Subject to applicable Law and the terms hereof, the Company (i) will provide and will cause its Subsidiaries and its and their respective Representatives to provide Parent, Purchaser and their Representatives, access to the officers, management, employees, offices, properties (including current and future factories supplying products to the Company), materials, Company Contracts, books and records and such other financial, operating and other relevant documents and data (including sourcing information) of the Company and its Subsidiaries reasonably requested by Purchaser (so long as such access does not materially interfere with the operations of the Company), (ii) will permit, after commencement of the Offer in accordance with this Agreement, a minimum of three Representatives of Purchaser (or such lesser number as Purchaser may determine) (each such Representative, a “Qualified Representative”) to meet with Company personnel regarding the commercial business or operations of the Company or its Subsidiaries (it being understood that for purposes hereof, Efrem Gerszberg shall be deemed to be a Qualified Representative), (iii) will permit Purchaser to make one presentation to the Company Board during the two week period following the date of this Agreement. The Company will reasonably assist Purchaser’s communications with the Company’s employees with respect to this Agreement, the transactions contemplated hereby and the future operations of the Company and the role of such employees within that business. Notwithstanding the foregoing, the Company shall not be obligated to comply with the foregoing provisions of this Section 6.4(a) (A) with respect to materials, documents or information relating to this Agreement or the transactions contemplated hereby, or any Takeover Proposal, Superior Proposal, contemplated Recommendation Change or Alternative Acquisition Agreement or (B) if the Company determines in its reasonable business judgment that (1) such compliance would be reasonably expected to result in the violation of applicable Law or a material breach of an agreement to which the Company or any of its Subsidiaries is a party or (2) such noncompliance is necessary or advisable to preserve attorney-client, work-product or any similar privilege, or to protect any trade secret. All information (whether oral, written or in any other form) exchanged or received pursuant to this Section 6.4(a) shall be deemed to be “Proprietary Information”, as defined in and subject to the terms of the Confidentiality Agreement.

(b) No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants, conditions or agreements of the other parties set forth herein.
Section 6.5. No Solicitation.
(a) The Company shall, and shall cause its Representatives to, cease any negotiations that may be ongoing as of the date of this Agreement with any Person with respect to any Takeover Proposal. The Company shall not, and shall not authorize or (to the extent within its control) permit the Company’s Representatives to, (i) solicit any Takeover Proposal or (ii) participate in any negotiations with any third party regarding any Takeover Proposal. Notwithstanding the foregoing, the Company and the Company’s Representatives may in any event have discussions with any Person in order to (A) clarify and understand the terms and conditions of any bona fide written inquiry or proposal made by such Person (so long as such inquiry or proposal was unsolicited or was made prior to the execution of this Agreement and so long as such inquiry or proposal did not result from a willful breach of this Section 6.5) and to determine whether such inquiry or proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (B) notify such Person of the provisions of this Agreement. The Company agrees that any violation of the restrictions set forth in this Section 6.5 by any Representative of the Company or any of its Subsidiaries, at the direction or with the consent of the Company or its Subsidiaries (or with the prior Knowledge of the Company or its Subsidiaries if the Company shall have failed to instruct such Representatives not to commit such violation upon becoming aware of such proposed violation), shall be deemed to be a breach of this Section 6.5 by the Company. If, after the date of this Agreement and prior to the Acceptance Time, the Company Board receives an unsolicited bona fide Takeover Proposal that it determines in good faith, after consultation with (and consideration of the advice of) the Company’s outside counsel and the Company Financial Advisor, constitutes or could reasonably be expected to lead to a Superior Proposal, then the Company may furnish any information with respect to the Company and the Company’s Subsidiaries to the Person making such Takeover Proposal and participate in discussions and negotiations with such Person regarding a Takeover Proposal; provided that (x) such Person enters into an Acceptable Confidentiality Agreement and (y) a copy of all such information not previously provided to Parent (or its Representatives) is promptly provided to Parent.
(b) Except as expressly permitted by this Section 6.5(b), the Company Board shall not (i) (A) withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation or (B) publicly recommend to the Company’s stockholders a Takeover Proposal (any action described in this clause (i) being referred to as a “Recommendation Change”) or (ii) authorize the Company or any of the Company’s Subsidiaries to enter into any merger, acquisition or similar agreement with respect to any Takeover Proposal (other than a confidentiality agreement) (each, an “Alternative Acquisition Agreement”). However, if, after the date of this Agreement and prior to the Acceptance Time, the Company Board receives an unsolicited bona fide Takeover Proposal that, after consultation with (and consideration of the advice of) the Company’s outside counsel and the Company Financial Advisor, the Company Board concludes in good faith constitutes a Superior Proposal, then the Company Board may withdraw or modify the Company Board Recommendation or recommend such Superior Proposal and the Company or the Company’s Subsidiaries may enter into an Alternative Acquisition Agreement with respect to such Superior Proposal if the Company shall have concurrently with entering into such Alternative Acquisition Agreement terminated this Agreement pursuant to Section 8.4(b).

(c) Nothing contained in this Agreement (including, without limitation, this Section 6.5) shall prohibit the Company Board from (i) making any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9 under the Exchange Act or (ii) complying with its disclosure obligations under U.S. federal or state Law with regard to a Takeover Proposal, including taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act (or any similar communication to stockholders) or (iii) disclosing the fact that the Company Board has received a Takeover Proposal and the terms of such proposal, if the Company Board determines, after consultation with its outside legal counsel, that the failure to take any such actions would be inconsistent with its fiduciary duties under applicable Law or to comply with obligations under federal securities Laws; provided that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9 under the Exchange Act shall be deemed to be a Recommendation Change unless the Company Board (A) expressly reaffirms its recommendation to its stockholders in favor of adoption of this Agreement or (B) rejects such other Takeover Proposal.
(d) Notwithstanding anything in this Agreement to the contrary, the Company Board may not effect a Recommendation Change or terminate this Agreement pursuant to Section 8.4(b) unless (i) the Company has: (A) complied in all material respects with this Section 6.5, (B) provided to Purchaser at least three (3) Business Days’ prior written notice advising Purchaser that the Company Board intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action and the identity of the person making the proposal, and (C) during such three (3) Business Day period, if requested by Purchaser, engaged in good faith negotiations with Purchaser to amend this Agreement in such a manner to improve the terms of this Agreement in favor of the Company so that any Takeover Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal and (ii) at the end of such three (3) Business Day period, such Takeover Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement as a result of the negotiations required by clause (i)(C) or otherwise). In the event of any revisions to a Superior Proposal (including, without limitation, any revision in price or other term), the three (3) Business Day period will restart (it being understood that there may be multiple three (3) Business Day periods pursuant to this Section 6.5(d)).
Section 6.6. Omitted.
Section 6.7. Employees; Benefit Plans. (a) For a period of one year following the Closing Date (the “Continuation Period”), the Surviving Corporation will provide current employees of the Company and its Subsidiaries as of the Effective Time who continue employment with the Surviving Corporation (“Employees”) with compensation and benefits that are no less favorable to such Employees than those provided under the Company’s compensation and benefit plans, programs, policies, practices, and arrangements in effect at the Effective Time; provided, however, that nothing herein will prevent the amendment or termination of any specific plan, program, or arrangement, or require that the Surviving Corporation provide or permit investment in the securities of the Surviving Corporation or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to comply with applicable Law. Notwithstanding anything to the contrary set forth herein, nothing herein shall preclude the Surviving Corporation from terminating the employment of any Employee for any or no reason.

(b) During the Continuation Period, the Surviving Corporation and its Affiliates will honor all Company Benefit Plans in accordance with their terms as in effect immediately prior to the Effective Time, subject to any amendment or termination thereof that may be permitted by such plans, agreements, or written arrangements.
(c) For all purposes under the employee benefit plans of the Surviving Corporation and its Affiliates providing benefits to any Employees after the Effective Time (the “New Plans”), each Employee will be credited with his or her years of service with the Company and its Affiliates before the Effective Time (including predecessor or acquired entities or any other entities with respect to service for which the Company and its Affiliates have given credit for prior service), to the same extent as such Employee was entitled, before the Effective Time, to credit for such service under the corresponding Company Benefit Plan, for any purpose where service credit for the applicable period is not provided to participants generally, and to the extent such credit would result in a duplication of accrual of benefits. In addition, and without limiting the generality of the foregoing (i) each Employee immediately will be eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar or comparable Company Benefit Plan in which such Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”) and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, and/or vision benefits to any Employee, the Surviving Corporation will cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Company Benefit Plan, and the Surviving Corporation will cause any eligible expenses incurred by such Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(d) This Section 6.7 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.7, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.7. Without limiting the foregoing, no provision of this Section 6.7 will create any third party beneficiary rights in any current or former employee, director or consultant of the Company or its Subsidiaries in respect of continued employment (or resumed employment) or any other matter. Nothing in this Section 6.7 is intended to amend any Company Benefit Plan, or interfere with Parent’s or the Surviving Corporation’s right from and after the Effective Time to amend or terminate any Company Benefit Plan or the employment or provision of services by any director, employee, independent contractor or consultant.

Section 6.8. Directors’ and Officers’ Indemnification and Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation, in which any present or former director or officer of the Company or any of its Subsidiaries (together, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining in whole or in part to, any action or failure to take action by any such Person in such capacity taken prior to the Effective Time, the Parent and the Surviving Corporation will, jointly and severally, from and after the Effective Time, indemnify, defend and hold harmless, as and to the fullest extent permitted or required by applicable Law, and as may otherwise be required by the Company Organizational Documents (or any similar organizational document) of the Company or any of its Subsidiaries, when applicable, and any indemnity agreements applicable to any such Indemnified Party or any Contract between an Indemnified Party and the Company or one of its Subsidiaries, in each case, in effect on the date of this Agreement, against any losses, claims, damages, liabilities, costs, legal and other expenses (including reimbursement for reasonable legal and other fees and expenses incurred in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party), judgments, fines and amounts paid in settlement actually incurred by such Indemnified Party in connection with such claim, action, suit, proceeding or investigation, subject to the Surviving Corporation’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined by a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law.
(b) The Surviving Corporation will (i) maintain in effect for a period of six years after the Effective Time, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Effective Time (provided that the Surviving Corporation may substitute therefor policies, of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate to the directors and officers of the Company) or (ii) obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous in the aggregate to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time; provided, however that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of 150% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (the “Maximum Premium”); provided further that the officers and directors of the Company or any Subsidiary may be required to make application and provide customary representations and warranties to the Surviving Corporation’s insurance carrier for the purpose of obtaining such insurance. If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, the Surviving Corporation will obtain that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium. The Company represents that its current annual premium for director and officer insurance is set forth in Section 6.8(b) of the Company Disclosure Letter. The provisions of this Section 6.8(b) shall be deemed to have been satisfied if prepaid policies (which are not subject to cancellation) have been obtained by the Surviving Corporation for purposes of this Section 6.8, which policies provide such directors and officers with the coverage described in this Section 6.8(b) for an aggregate period of not less than six years with respect to claims arising from facts, events, acts or omissions occurring at or prior to the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement.

(c) The provisions of this Section 6.8 will survive the Closing and, after the Effective Time, are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and its successors and representatives after the Effective Time and their rights under this Section 6.8 are in addition to, and will not be deemed to be exclusive of, any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract, the Company Organizational Documents (or similar organizational document of the Surviving Corporation or any of its Subsidiaries or otherwise). Any Indemnified Party wishing to claim indemnification under Section 6.8(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Purchaser; provided that failure so to notify will not affect the obligations of Purchaser under Section 6.8(a) unless and only to the extent that Purchaser is actually and materially prejudiced as a consequence.
(d) Following the Effective Time, the Surviving Corporation and each of its Subsidiaries shall include and maintain in effect in their respective certificates of incorporation or bylaws (or similar organizational document) for a period of six years after the Effective Time, provisions regarding the elimination of liability of directors (or their equivalent), indemnification of officers and directors thereof and advancement of expenses which are, in the aggregate with respect to each such entity, no less advantageous to the intended beneficiaries than the corresponding provisions contained in such organizational documents as of the date of this Agreement.
(e) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Persons, or (ii) transfers all or substantially all of its properties or assets to any Person, then and in each case, proper provision will be made so that the applicable successors, assigns or transferees assume the obligations set forth in this Section 6.8.
Section 6.9. All Reasonable Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Laws, each of the parties to this Agreement will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions to the Offer set forth on Annex I hereto and the conditions to the Merger set forth in Article VII are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) obtaining all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) making, as promptly as practicable, appropriate filings under any antitrust, competition or premerger notification, trade regulation law, regulation or order, (iii) subject to first having used all reasonable efforts to negotiate a resolution of any objections underlying such lawsuits or other legal proceedings, defending and contesting any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby, and to fully carry out the purposes of this Agreement.

(b) Parent, Purchaser and the Company will cooperate fully with, furnish information to, and consult with each other in connection with the making of all such filings, notifications and any other material actions pursuant to this Section 6.9, subject to applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed material written communication to any Governmental Entity and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party’s Affiliates to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that material may be redacted (i) as necessary to comply with contractual arrangements, and (ii) as necessary to address good faith legal privilege or confidentiality concerns. Neither party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other party hereto.
Section 6.10. Financing.
(a) Parent shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange and consummate each of the Financings on the terms and conditions described in the applicable Commitment Letter, including (i) using best efforts to (A) enter into definitive agreements with respect thereto on terms and conditions substantially similar to those contemplated by each Commitment Letter (the “Financing Agreements”); (B) satisfy on a timely basis all terms, covenants and conditions set forth in each Commitment Letter and in each Financing Agreement; and (C) consummate the Debt Financing at or prior to the Acceptance Time and consummate the Wells Financing at or prior to Closing; and (ii) seeking to enforce its rights under each Commitment Letter (including by seeking an order of specific performance).  Parent will furnish correct and complete copies of all such definitive agreements (including, without limitation, the Financing Agreements) to the Company promptly upon their execution. Parent shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper and advisable to (x) arrange for and consummate the issuance of LCs by HSBC Bank USA, National Association, Li & Fung or any of its Affiliates, a financial institution of comparable creditworthiness and reputation, or any other entity that is reasonably acceptable to the Existing Lenders (each, a “Qualified Institution”) for the account of, or the issuance or grant by Li & Fung of a Lien in sufficient assets to the Existing Lenders at or prior to the Acceptance Time or (y) deposit sufficient cash as collateral for the Existing Lenders at or prior to the Acceptance Time, in each case, in a form and substance reasonably satisfactory to the Existing Lenders (such grant of LCs, issuance or grant of security interest or deposit of cash, as the case may be, the “Existing LC Security”), in order to obtain the release of any all security interests in the cash on hand of the Company up to an amount equal to the Minimum Cash. At the request of Parent or Purchaser at or prior to the Acceptance Time, the Company shall maintain sufficient cash as of the Acceptance Time as collateral for the Existing Lenders in respect of the LCs issued and outstanding at such time, in a form and substance reasonably satisfactory to the Existing Lenders (the aggregate amount of such cash requested to be maintained as collateral by Parent or Purchaser, the “Designated LC Company Cash”).

(b) The Company agrees to cooperate reasonably with the Parent and the Purchaser to consummate each of the Financings, including without limitation, (i) by providing the Lenders and any other prospective finance provider with such information as such Lender or other prospective finance provider may reasonably request (subject to customary confidentiality arrangements reasonably satisfactory to the Company), (ii) by using all reasonable efforts to negotiate and execute an amendment to the Credit Facility, in a form and substance reasonably acceptable to the Company, that provides that (A) upon receipt by the Existing Lenders (or the authorized agent or representative thereof) of the Existing LC Security, any and all Liens pursuant to the Credit Facility on cash on hand of the Company up to an amount equal to the Minimum Cash be released and (B) such cash may be deposited in the Escrow Account (such amendment and the documents and instruments contemplated thereby to be entered into prior to or at the Acceptance Time, the “Credit Facility Amendment”) and (iii) by using all reasonable efforts to obtain, at or prior to the Effective Time and subject to the receipt of the Existing LC Security, the acknowledgement of the Existing Lenders (or the authorized agent or representative thereof) of (A) the termination of the obligations of the Company and its Subsidiaries under the Credit Facility, and (B) release by such Existing Lenders of any and all Liens on the assets of the Company and its subsidiaries in respect thereof, which acknowledgement (and termination and release) shall be subject to terms and conditions similar to such terms and conditions in customary payoff letters. The Company shall cooperate reasonably with Parent and Purchaser to facilitate the issuance of the Existing LC Security, including without limitation by using all reasonable efforts to arrange, and participate in, negotiations with the Existing Lenders (or an agent or representative thereof) in respect of such Existing LC Security and executing such documents and instruments in connection with such Existing LC Security as reasonably requested by Parent and in a form and substance reasonably acceptable to the Company; provided, however, that in no event shall the Company be required to cooperate in such a manner as would unreasonably interfere with the business or operations of the Company or its Subsidiaries or require the Company to agree to pay any fees, reimburse any expenses or give any indemnities prior to the Effective Time for which it is not reimbursed or indemnified under this Agreement or be required to, prior to the Effective Time, authorize, approve, adopt, execute or deliver any document or instrument that appoints any Person as an exclusive agent of the Company with respect to buying or otherwise, that obligates the Company to make any purchases or that otherwise obligates the Company in any material respect. Notwithstanding anything to the contrary contained in this Agreement or any Ancillary Agreement, neither the Company, nor any director or officer of the Company, shall be obligated to (x) authorize, approve, adopt, execute or deliver any Financing Agreement or any document or instrument contemplated to be executed and delivered by any Person pursuant to any Financing Agreement, (y) terminate, or take any action to terminate, its Credit Facility prior to the Effective Time (it being understood that the Company’s inability to borrow under such Credit Facility pursuant to the terms thereof (including as a result of the failure to satisfy any of the conditions to borrowing contained therein) shall not be considered a termination for purposes of this clause (y), provided that such Credit Agreement remains in full force and effect) or (z) enter into any agreement or commitment which shall become effective prior to the Effective Time, other than in connection with the Existing LC Security, solely to the extent contemplated by the terms of the Agreement.

(c) Parent shall keep the Company informed with respect to all material activity concerning the status of the Financings contemplated by the Commitment Letters and the issuance of Existing LC Security pursuant to the Buying Agency Agreement and shall give the Company prompt notice of any material adverse change with respect to such Financings or such Buying Agency Agreement.  Without limiting the foregoing, Parent agrees to notify the Company promptly, and in any event within two (2) Business Days, if at any time (i) any of the Commitment Letters or the Buying Agency Agreement shall expire or be terminated for any reason, (ii) any counter party to a Commitment Letter or the Buying Agency Agreement notifies Parent that it no longer intends to provide Financing to Parent on the terms set forth in such Commitment Letter or to perform its obligations pursuant to the Buying Agency Agreement, (iii) for any reason Parent no longer believes in good faith that it will be able to obtain all or any portion of the Financings contemplated by the Commitment Letters on the terms substantially similar to those described therein or (iv) for any reason Parent no longer believes in good faith that Li & Fung will perform under the Buying Agency Agreement (including, without limitation, the issuance of Existing LC Security).  Parent shall not, and shall not permit any of its Affiliates to, without the prior written consent of the Company, take or fail to take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that could be expected to materially impair, delay or prevent consummation of the Financings contemplated by the Commitment Letters, any Alternate Financing or the performance by Li & Fung under the Buying Agency Agreement.  Parent shall not amend or alter, or agree to amend or alter, the Commitment Letters or the Buying Agency Agreement in any manner that could prevent or impair or delay the consummation of the Offer, the Merger or the transactions contemplated by this Agreement without the prior written consent of the Company.
(d) If any portion of either Financing becomes unavailable on the terms and conditions substantially similar to those contemplated in the applicable Commitment Letter or any of the Commitment Letters shall be terminated or modified in a manner materially adverse to Parent for any reason, Parent shall use its best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the Offer, the Merger and the transactions contemplated by this Agreement (“Alternate Financing”) and to obtain, and, if obtained, will provide the Company with a copy of, a new financing commitment that provides for at least the same amount of financing as such Commitment Letter as originally issued, to the extent needed to fund the Required Amounts, and on terms and conditions (including termination rights and funding conditions) not materially less favorable to Parent or Purchaser than those included in such Commitment Letter (the “New Commitment Letter”).  If the Parent no longer believes in good faith that Li & Fung will perform under the Buying Agency Agreement (including, without limitation, the issuance of Existing LC Security), Parent shall use its best efforts to arrange to obtain an alternate provider of Existing LC Security in an amount and manner sufficient to release the Liens held by the Existing Lenders on the Minimum Cash. To the extent applicable, Parent shall use its best efforts to take, or cause to be taken, all things necessary, proper or advisable to arrange promptly and consummate the Alternate Financing on the terms and conditions described in any New Commitment Letter, including (i) using best efforts to (A) satisfy on a timely basis all terms, covenants and conditions set forth in the New Commitment Letter; (B) enter into definitive agreements with respect thereto on the terms and conditions substantially similar to those contemplated by the New Commitment Letter; and (C) consummate the Alternate Financing at or prior to the Closing and (ii) seeking to enforce its rights under any New Commitment Letter.  In the event Alternate Financing is obtained and a New Commitment Letter is entered into, references in this Agreement to the applicable Commitment Letter or the Commitment Letters shall be deemed to refer to the New Commitment Letter, as applicable.

Section 6.11. Public Announcements. Parent, Purchaser and the Company will consult with each other before issuing any press release, broadly disseminated written employee communication or other written stockholder communication with respect to the Merger, this Agreement or any of the transactions contemplated by this Agreement or concerning the other party or the other party’s business or financial condition and will not issue any such communication or make any such public statement without the prior consent of the other party, which will not be unreasonably withheld or delayed, except to the extent that the disclosing party determines in good faith it is required to do so by applicable Laws, in which case that party will use all reasonable efforts to consult with the other party before issuing any such release or making any such public statement.
Section 6.12. Exchange Act Registration. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws to enable the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.
Section 6.13. Fees and Expenses. All expenses will be paid by the party incurring those expenses except as otherwise provided in Section 8.6.
Section 6.14. Takeover Statutes. If any takeover, business combination, control share acquisition, fair price, moratorium or similar statutes is or becomes applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement, each of Parent, Purchaser and the Company and their respective boards of directors will (i) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (ii) otherwise act to eliminate or minimize the effects of such takeover statute.
Section 6.15. Rule 14d-10(d) Matters. Prior to the Acceptance Time, the Company (acting through the Company Board, including its Compensation Committee) will take all such steps as may be required to cause to be exempt under amended Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or employee benefit arrangements (including any payments made or to be made or benefits granted or to be granted according to such arrangements) that have been or will be entered into by the Company, Parent or any of their respective Affiliates with any security holder of the Company and to insure that any such arrangements fall within the safe harbor provisions of such rule.

Section 6.16. Rule 16b-3. Prior to the Effective Time, the Company may take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.
Section 6.17. Maintenance of Cash. The Company shall maintain in its accounts cash in an amount no less than the amount of the Minimum Cash at all times from the date hereof until the earlier of the termination of the Agreement or the deposit of such Minimum Cash in the Escrow Account as contemplated by this Agreement.
Section 6.18. Escrow Agreement. At or prior to the Acceptance Time, Parent, Purchaser and the Company shall enter into an escrow agreement (the “Escrow Agreement”) with JPMorgan Chase Bank, N.A,, or such other Person agreed by the Parties hereto (the “Escrow Agent”) in a form that is reasonably satisfactory to Parent and the Company, pursuant to which the Escrow Agent shall hold in a segregated account (the “Escrow Account”) and disburse the Escrow Funds. The Escrow Agreement shall provide (i) that the Escrow Funds shall be distributed to the Company (or its designee) promptly upon the earlier of (A) termination of this Agreement and (B) the Effective Time and (ii) that prior to or at the Acceptance Time, the Escrow Agent shall notify the Company, Parent, Purchaser and KEBA, in writing, which may be by electronic means, that such Escrow Agent is in receipt of a wire transfer of fully collected federal funds in an amount at least equal to the minimum cash required by the Debt Financing Commitment Letter. Subject to the issuance of the Existing LC Security and the effectiveness of the Credit Facility Amendment, at or prior to the Acceptance Time, the Company shall deposit, or shall cause to be deposited, an amount not less than the Minimum Cash in immediately available funds, free and clear of all Liens (the Minimum Cash so deposited the “Escrow Funds”) into the Escrow Account.
Section 6.19. Sublease Marketing Right. Parent and Purchaser may solicit and enter into discussions and negotiations with potential sublessees with respect to a sublease by the Company, as lessor, of any real property owned or leased by the Company for any period after the Effective Time; provided, however, (i) that neither Parent or Purchaser may hold itself out to be, or act as, an agent or representative of or for the Company (and, for the avoidance of doubt, in no event shall Parent or Purchase act as or be considered an agent or representative of the Company), (ii) in no event shall the Company be obligated to take any action in respect of such solicitation, discussions or negotiations and (iii) in no event shall Parent or Purchaser agree on behalf of the Company in respect of such solicitations, discussions or negotiations with effect prior to the Effective Time.
Section 6.20. Sourcing. From the date of this Agreement until the earlier of (i) the date of termination of this Agreement and (ii) the Effective Time, the Company will not, and will cause of each of its Subsidiaries not to, commit or agree to purchase any apparel finished goods, or place any orders to have apparel finished goods manufactured on the Company’s behalf, unless (A) such commitment or agreement to purchase or order has been approved by Purchaser or (B) the Company has indicated its intent to make such commitment or agreement or order (with reasonable detail of the terms thereof, including the type of goods, number of units, price per unit and payment terms) to Purchaser (a “Sourcing Indication”), and the Company has not received a Qualified Sourcing Proposal from Purchaser prior to the Counter Sourcing Expiration Date with respect to such Sourcing Indication.

VII. CONDITIONS
Section 7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:
(a) No Injunctions or Restraints. No Governmental Entity will have enacted, issued, promulgated, enforced or entered any Laws or Orders (whether temporary, preliminary or permanent) that enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.
(b) Consents and Approvals. All material consents, approvals, permits of, authorizations from, notifications to and filings with any Governmental Entity required to be made or obtained prior to the consummation of the Merger shall have been made or obtained.
(c) Purchase of Shares. Purchaser shall have accepted for payment and paid for all of the Shares validly tendered and not withdrawn pursuant to the Offer, and the number of Shares of which, when added to the number of shares of Common Stock (if any) owned by the Parent, the Purchaser or any of their respective Affiliates upon the expiration of the Offer and acquired upon the issuance of the Top-Up Option Shares, equals one (1) Share more than 90% of the Shares of Common Stock then outstanding on a fully diluted basis.
VIII. TERMINATION, AMENDMENT AND WAIVER
Section 8.1. Termination by Mutual Consent. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Acceptance Time by mutual written consent of Purchaser and the Company.
Section 8.2. Termination by Either Purchaser or the Company. This Agreement may be terminated by either Purchaser or the Company at any time prior to the Acceptance Time:
(a) if the Acceptance Time shall not have occurred on or before June 23, 2009 (the date that is one hundred twenty (120) days from the date of this Agreement) (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party hereto whose breach of any covenant or obligation under this Agreement has been a principal cause of, or resulted in (i) the failure of any of the conditions to the Offer set forth in Annex I hereto to be satisfied on or before the Termination Date, as applicable, or (ii) the expiration or termination of the Offer in accordance with its terms without Purchaser having accepted for payment any Shares pursuant to the Offer; or

(b) if the Offer shall have expired or been terminated in accordance with the terms hereof without Purchaser having accepted for payment any Shares pursuant to the Offer and all conditions set forth in Annex I, other than the Minimum Tender Condition, have been satisfied; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party hereto whose breach of any covenant or obligation under this Agreement has been a principal cause of, or resulted in (i) the failure of any of the conditions to the Offer set forth in Annex I hereto to be satisfied on or before the Termination Date, as applicable, or (ii) the expiration or termination of the Offer in accordance with its terms without Purchaser having accepted for payment any Shares pursuant to the Offer; or
(c) if any Governmental Authority shall have enacted, promulgated, issued, entered, amended or enforced (i) a Law prohibiting the Offer or the Merger or making the Offer or the Merger illegal, or (ii) any Order restrains, enjoins or otherwise prohibits consummation of the Offer or the Merger, and such Order has become final and nonappealable.
Section 8.3. Termination by Purchaser. This Agreement may be terminated and the Offer may be abandoned by Purchaser at any time prior to the Acceptance Time:
(a) if (i) the Company Board shall have made a Recommendation Change, whether or not permitted by the terms hereof, (ii) the Company Board approves, endorses or recommends any Takeover Proposal other than the Offer and the Merger, (iii) the Company Board approves, endorses, recommends, or enters into or allows the Company or any of its Subsidiaries to enter into, a merger agreement, letter of intent, agreement in principle, acquisition agreement, purchase agreement, option agreement or other similar agreement with respect to a Takeover Proposal (other than an Acceptable Confidentiality Agreement), (iv) the Company shall have materially breached the terms of Section 6.5 in any respect adverse to the Purchaser, or (v) if the Company Board fails to expressly publicly reaffirm the Company Board Recommendation within five (5) Business Days after a written request by Parent to do so, or (v) the Company Board resolves to do any of the foregoing; or
(b) in the event (i) of a material breach of any covenant or agreement on the part of the Company set forth in this Agreement including, without limitation, Section 6.10(b), (other than a material breach of Section 6.5 which shall be subject to Section 8.3(a) hereof) or a breach of the obligations of the Company set forth in the last sentence of Section 6.18 or (ii) (A) that any representation or warranty of the Company set forth in this Agreement that is qualified as to “materiality” or “Company Material Adverse Effect” shall have been inaccurate when made or shall have become inaccurate as of any scheduled expiration date of the Offer (as if made on such scheduled expiration date) or (B) that any representation or warranty of the Company set forth in this Agreement that is not so qualified shall have been materially inaccurate when made or shall have become materially inaccurate as of any scheduled expiration date of the Offer (as if made on such scheduled expiration date), but in either case only to the extent that such breach or inaccuracy would reasonably be expected to result in one or more of the conditions to the Offer set forth in clause II.(c) or clause II.(d) of Annex I hereto not being satisfied as of any scheduled expiration date of the Offer; provided, however, that notwithstanding the foregoing, in the event that such breach of covenant by the Company is, or such inaccuracies in the representations and warranties of the Company are, curable by the Company through the exercise of commercially reasonable efforts, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.3(b) until the earlier of (x) the date of the closing of the Offer and (y) ten (10) Business Days following the written notice from Parent to the Company of such breach or inaccuracy, as applicable (it being understood that neither Parent nor Purchaser may terminate this Agreement pursuant to this Section 8.3(b) if such breach or inaccuracy by the Company is cured within such period); or

(c) if a Company Material Adverse Effect shall occur and be continuing and has not been cured by the Company prior to the earlier of (i) the date of the closing of the Offer and (ii) ten (10) Business Days after the Company’s receipt of written notice of the occurrence of such event from Parent or Purchaser (it being understood that neither Parent nor Purchaser may terminate this Agreement pursuant to this Section 8.3(c) if such breach or inaccuracy by the Company is cured within such period).
Section 8.4. Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Acceptance Time:
(a) in the event (i) of a breach of any covenant or agreement on the part of Parent or Purchaser set forth in this Agreement, (ii) that there shall have occurred any events or changes that, individually or in the aggregate, have had or could reasonably be expected to have a Acquiror Material Adverse Effect or (iii) that any of the representations and warranties of Parent and Purchaser set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate as of any scheduled expiration date of the Offer (as if made on such scheduled expiration date), but in either case only to the extent that such breach or inaccuracy would reasonably be expected to prevent Parent and Purchaser from accepting for payment or paying for Shares pursuant to the Offer or consummating the Merger in accordance with the terms hereof; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any scheduled expiration date of the Offer, all references to “materiality” or “Acquiror Material Adverse Effect” contained in such representations and warranties shall be disregarded; provided further, that notwithstanding the foregoing, in the event that such breach of covenant by Parent or Purchaser is, or such inaccuracies in the representations and warranties of Parent or Purchaser are, curable by Parent or Purchaser through the exercise of commercially reasonable efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.4(a) until the expiration the earlier of (A) the date of the closing of the Offer and (B) ten (10) Business Days after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable, (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.4(a) if such breach or inaccuracy by Parent or Purchaser is cured within such period); or
(b) in order to enter into a Takeover Proposal if the Company Board determines, in accordance with Section 6.5, that such Takeover Proposal is a Superior Proposal; provided however that the Company shall not terminate this Agreement pursuant to this paragraph, and any purported termination pursuant to this paragraph shall be void and of no force or effect, unless the Company pays the Termination Fee in the manner provided for in Section 8.6(a)(iii).

Section 8.5. Effect of Termination. If this Agreement is terminated pursuant to this Article VIII, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent or Representative of such party); provided, however, (i) that if there will be any fraud or willful and material (A) failure of any party to perform its covenants or (B) breach by any party of its representations or warranties contained in this Agreement, then such party will be fully liable for any Liabilities incurred or suffered by the other parties as a result of such failure or breach; and (ii) with respect to Section 6.13, this Section 8.5, Section 8.6 (including with respect to any Termination Fee that may be payable pursuant thereto) and Article IX, each of which will survive any termination of this Agreement.
Section 8.6. Fees and Expenses Following Termination. (a) The Company will pay, or cause to be paid, to Purchaser or to accounts designated by Purchaser in writing by wire transfer of immediately available funds an amount equal to $1,600,000 less any Parent Expenses paid by the Company pursuant to Section 8.6(b) (the “Termination Fee”):
(i) if this Agreement is terminated by Purchaser pursuant to Section 8.3(a), in which event payment of the Termination Fee will be made within two Business Days after such termination; or
(ii) if (A) a Takeover Proposal shall have been publicly announced or disclosed and not thereafter terminated or withdrawn prior to the termination of this Agreement, (B) this Agreement is terminated by either Purchaser or the Company pursuant to Section 8.2(a) or Section 8.2(b), and (C) within six (6) months following the date of such termination, the Company enters into a Contract providing for the implementation of such Takeover Proposal or consummates such Takeover Proposal, in which event payment of the Termination Fee will be made on or prior to the date on which the Company enters into such Contract or consummates such Takeover Proposal, as applicable. For purposes of this Section 8.6(a)(ii), references in the definition of the term “Takeover Proposal” to the figure “15%” will be deemed to be replaced by the figure “80%”; or
(iii) if this Agreement is terminated by the Company pursuant to Section 8.4(b), in which event payment of the Termination Fee must be made in advance of or concurrent with such termination.
(b) In the event that this Agreement is terminated by Purchaser pursuant to (i) Section 8.2(a) and the Offer shall have expired or been terminated in accordance with the terms hereof without Purchaser having accepted for payment any Shares pursuant to the Offer and all conditions set forth in Annex I, other than the Minimum Tender Condition, have been satisfied, (ii) Section 8.2(b) or (iii) Section 8.3(b), the Company shall, subject to the Cap, reimburse Parent and the Purchaser for all of the Parent Expenses incurred by them, provided that: (x) neither Parent nor Purchaser is in breach of this Agreement (other than any such breach by Parent or Purchaser the cause of which is a breach by the Company of Section 6.10(b)) and (y) no Acquiror Material Adverse Effect has occurred and is continuing at the time of such termination; provided, further, that the aggregate amount of Parent Expenses that the Company shall be obligated to pay hereunder shall in no event exceed $1,000,000 (the “Cap”). For the purposes of this Agreement, the term “Parent Expenses” means all documented out-of-pocket expenses actually incurred by Parent or Purchaser or on its or their behalf, on or after September 18, 2008 but prior to the termination of this Agreement, in connection with, or arising out of, the Offer, the Merger, this Agreement or the transactions contemplated (including, without limitation, fees and expenses of counsel, accountants, consultants and any other Representatives of the Parent or Purchaser, commitment fees and all fees incurred in connection with the preparation, filing, printing and mailing the Offer Documents, and the Schedule TO).

(c) Each of Parent and Purchaser acknowledges and agrees that in the event that Purchaser is entitled to receive the Termination Fee pursuant to this Agreement or the payment of Parent Expenses pursuant to Section 8.6(b) of this Agreement, the right of Purchaser to receive such amount shall constitute each of Parent’s and Purchaser’s sole and exclusive remedy for, and such amount shall constitute liquidated damages in respect of, any termination of this Agreement regardless of the circumstances giving rise to such termination (other than termination of this Agreement based on fraud, in which case, Parent and Purchaser may either elect (i) to receive payment of the Termination Fee or Parent Expenses, as and if applicable, payment of which shall constitute each of Parent’s and Purchaser’s sole and exclusive remedy for, and such amount shall constitute liquidated damages in respect of, such termination or (ii) to pursue any other available remedies).
Section 8.7. Amendment. This Agreement may be amended by the parties to this Agreement at any time prior to the Effective Time, so long as such amendment has been duly authorized or approved by each of Parent, Purchaser and the Company. This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement.
Section 8.8. Extension; Waiver. At any time prior to the Effective Time, Parent and Purchaser, on the one hand, and the Company, on the other hand, may, unless prohibited by applicable Laws, (i) extend the time for the performance of any of the obligations of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement, or (iii) waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.
IX. MISCELLANEOUS
Section 9.1. Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:
(1) “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, however, that an Acceptable Confidentiality Agreement may include provisions that are less favorable to the Company than those contained in the Confidentiality Agreement so long as the Company offers to amend the Confidentiality Agreement, concurrently with execution of such Acceptable Confidentiality Agreement, to include substantially similar provisions.

(2) “Acceptance Time” has the meaning set forth in Section 1.3(a).
(3) “Acquiror Assets” has the meaning set forth in Section 5.5(ii).
(4) “Acquiror Disclosure Letter” has the meaning set forth in Article V.
(5) “Acquiror Material Adverse Effect” means any event, state of facts, circumstance, development, change or effect that would prevent or materially impair or materially delay the ability of Parent or Purchaser to perform its respective obligations under this Agreement or to consummate the transactions contemplated hereby.
(6) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.
(7) “Affiliate Transaction” has the meaning set forth in Section 4.21.
(8) “Agreement” has the meaning set forth in the Preamble.
(9) “Alternate Financing” has the meaning set forth in Section 6.10(d).
(10) “Alternative Acquisition Agreement” has the meaning set forth in Section 6.5(b).
(11) “Ancillary Agreements” means (i) the Credit Facility Amendment, (ii) the Escrow Agreement and (iii) the documents and instruments executed at or prior to the Acceptance Time in connection with the Existing LC Security that are reasonably requested by Parent and in a form and substance reasonably acceptable to the Company as contemplated by Section 6.10(b).
(12) “Business Day” means any day, other than Saturday, Sunday or a day on which banking institutions in the City of New York are generally closed.
(13) “Buying Agency Agreement” has the meaning set forth in Section 5.6(e).
(14) “Certificate” has the meaning set forth in Section 3.1(c).
(15) “Certificate of Incorporation” means the Company’s Restated Certificate of Incorporation, as amended or supplemented.
(16) “Certificate of Merger” has the meaning set forth in Section 2.3.

(17) “Closing” has the meaning set forth in Section 2.2.
(18) “Closing Date” has the meaning set forth in Section 2.2.
(19) “Code” means the Internal Revenue Code of 1986, as amended.
(20) “Commitment Letters” has the meaning set forth in Section 5.6(c).
(21) “Common Stock” has the meaning set forth in the Recitals.
(22) “Company” has the meaning set forth in the Preamble.
(23) “Company Assets” has the meaning set forth in Section 4.6.
(24) “Company Benefit Plans” has the meaning set forth in Section 4.12(a).
(25) “Company Board” has the meaning set forth in the Recitals.
(26) “Company Board Recommendation” has the meaning set forth in Section 4.2(a).
(27) “Company Contract” has the meaning set forth in Section 4.11(a).
(28) “Company Disclosure Letter” has the meaning set forth in Article IV.
(29) “Company Financial Advisor” has the meaning set forth in Section 4.23.
(30) “Company Intellectual Property” has the meaning set forth in Section 4.18(d).
(31) “Company Joint Venture” means, with respect to the Company, any Person in which the Company, directly or indirectly, owns an equity interest that does not have voting power under ordinary circumstances to elect a majority of the board of directors or other Person performing similar functions but in which the Company has rights with respect to the management of such Person.

(32) “Company Material Adverse Effect” means any event, state of facts, circumstance, development, change or effect that is materially adverse to the financial condition, business, or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, state of facts, circumstance, development, change or effect resulting from (A) changes in general economic or financial market conditions; (B) the announcement of this Agreement and the transactions contemplated hereby; (C) general changes or developments in the industries in which the Company and its Subsidiaries operate (including, without limitation, changes in commodities prices, costs of raw materials, labor or shipping, general market prices or regulatory changes in any such industry); (D) the outbreak or escalation of hostilities, the declaration of war, the occurrence of any calamity or natural disaster, or acts of terrorism; (E) changes in any Law or GAAP or interpretation thereof after the date hereof; (F) any failure, in and of itself, by the Company to meet any projections or estimates of revenues, earnings or performance for any period (provided, however, that, the underlying cause for such failure may be considered in determining whether there may be a Company Material Adverse Effect); (G) a decline in the price or trading volume of the Company’s Common Stock on the Pink Sheets; or (H) any event as to which Parent or Purchaser has provided consent hereunder and/or had knowledge of prior to the date hereof or (I) compliance by the Company and its Subsidiaries with the terms of this Agreement and each other agreement to be executed and delivered in connection herewith and therewith, actions permitted by this Agreement (or otherwise consented to by Parent or Purchaser) or effectuating the Financings contemplated by Section 5.6.
(33) “Company Organizational Documents” means the Certificate of Incorporation and bylaws (as amended or supplemented), or the equivalent organizational documents, of the Company and each of its Subsidiaries, in each case as in effect on the date of this Agreement.
(34) “Company Permits” has the meaning set forth in Section 4.17(a).
(35) “Company SEC Documents” has the meaning set forth in Section 4.7(a).
(36) “Confidentiality Agreement” means that certain confidentiality and standstill letter agreement by and between the Company and Efrem Gerszberg, dated as of September 18, 2008.
(37) “Continuation Period” has the meaning set forth in Section 6.7(a).
(38) “Continuing Director” means any director of the Company that is not affiliated with Purchaser or Parent, or directors designated by Parent, Purchaser, or an Affiliate thereof.
(39) “Contracts” means any contracts, purchase orders, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations, whether written or oral.
(40) “Counter Sourcing Expiration Date” means, with respect to any Sourcing Indication, the date of the seventh day after the date of such Sourcing Indication.
(41) “Credit Facility” means that certain Amended and Restated Credit Agreement and Guaranty, dated as of February 15, 2008, by and among the Company, the Letter of Credit Account Parties (as defined therein), the Guarantors (as defined therein), the Banks party thereto and HSBC Bank USA, National Association, as Agent, as amended.
(42) “Credit Facility Amendment” has the meaning set forth in Section 6.10(b).

(43) “Debt Financing” has the meaning set forth in Section 5.6(c).
(44) “Debt Financing Commitment Letter” has the meaning set forth in Section 5.6(c).
(45) “Designated LC Company Cash” has the meaning set forth in Section 6.10(a)
(46) “DGCL” has the meaning set forth in Section 1.2(a).
(47) “Dissenting Stockholder” has the meaning set forth in Section 3.3.
(48) “Dissenting Shares” has the meaning set forth in Section 3.3.
(49) “Effective Time” has the meaning set forth in Section 2.3.
(50) “Employees” has the meaning set forth in Section 6.7(a).
(51) “Environment” mean ambient air, surface water, ground water, soil, sediment and land.
(52) “Environmental Claims” means all losses, costs, damages, allegations, demands, Claims (including, without limitation, claims for personal injury or real or personal property damage, claims made by Governmental Entities or by other non-governmental persons or entities, and claims made under Environmental Laws or otherwise), Liabilities, judgments, orders or investigations or remediation measures required by any Governmental Entities having jurisdiction over the Company’s or any of its Subsidiaries’ or any of their Affiliates’ facilities (including, but not limited to the cost of any remedial work performed on such facilities), that arise directly or indirectly from or in connection with the operation or the condition of such facilities, including but not limited to the presence, suspected presence, Release or suspected Release of any Hazardous Materials of any kind, whether into the air, soil, groundwater, pavement, structures, fixtures, equipment, tanks, containers or other personalty at such facilities and to the off-site transportation, treatment, storage or disposal of Hazardous Materials generated by the Company, any of its Subsidiaries or any of their Affiliates and which shall include, but not be limited to, such claims which: (i) are asserted or commenced by persons or entities, including Governmental Entities and (ii) relate to such facilities or real property that is adjacent to or in the vicinity of such facilities. Environmental Claims include related costs, expenses (including reasonable attorneys’ fees and the reasonable fees of engineering and other required experts or professional consultants), penalties, fines and Liabilities of any nature.
(53) “Environmental Laws” means any and all applicable federal, state, local and foreign laws (including international conventions, protocols and treaties), common law, rules, regulations, orders, decrees, judgments, binding agreements or Environmental Permits issued, promulgated or entered into, by or with any Governmental Entity, relating to the regulation of pollution, the protection or remediation, including any investigation, corrective action or monitoring, of the environment, to human health and safety, or to the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal or release of Hazardous Materials, or relating to natural resources or the protection, investigation or restoration of the environment as in effect on the date of this Agreement.

(54) “Environmental Permits” means all permits, licenses, registrations and other governmental authorizations required under applicable Environmental Laws.
(55) “ERISA” has the meaning set forth in Section 4.12(a).
(56) “ERISA Affiliate” has the meaning set forth in Section 4.12(b).
(57) “Escrow Account” has the meaning set forth in Section 6.18.
(58) “Escrow Agent” has the meaning set forth in Section 6.18.
(59) “Escrow Agreement” has the meaning set forth in Section 6.18.
(60) “Escrow Funds” has the meaning set forth in Section 6.18.
(61) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(62) “Excluded Share(s)” has the meaning set forth in Section 3.1(b).
(63) “Existing Lenders” means the Banks listed in the Credit Facility.
(64) “Existing LC Security” has the meaning set forth in Section 6.10(a).
(65) “Financings” has the meaning set forth in Section 5.6(c).
(66) “Financing Agreements” has the meaning set forth in Section 6.10(a).
(67) “GAAP” has the meaning set forth in Section 4.7(b).
(68) “Glenhill” has the meaning set forth in Section 5.6(b).
(69) “Glenhill Commitment Letter” has the meaning set forth in Section 5.6(b).
(70) “Governmental Entity” has the meaning set forth in Section 4.5.
(71) “Hazardous Materials” means (i) any chemicals, materials, wastes or substances that are listed, classified, regulated or subject to or under any Environmental Laws; (ii) any petroleum or petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, molds, or radon; or (iii) any other substance that is the subject of regulatory action, or that could give rise to liability, under any Environmental Laws.

(72) “Indemnified Parties” has the meaning set forth in Section 6.8(a).
(73) “Intellectual Property” has the meaning set forth in Section 4.18(d).
(74) “IRS” has the meaning set forth in Section 4.12(d).
(75) “Knowledge” means, with respect to the Company, the actual knowledge of the Persons set forth in Section 9.1(75) of the Company Disclosure Letter and, with respect to the Parent or Purchaser, the actual knowledge of the Persons set forth in Section 9.1(75) of the Acquiror Disclosure Letter. Unless the context clearly indicates otherwise, as used in this Agreement, the terms “Know” and “Known” shall have correlative meanings.
(76) “Laws” means any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, executive orders or legally enforceable requirements enacted, issued, adopted, promulgated or applied by any Governmental Entity.
(77) “LCs” has the meaning set forth in Section 5.6(e).
(78) “Lease” has the meaning set forth in Section 4.16(b).
(79) “Leased Property” has the meaning set forth in Section 4.16(b).
(80) “Legal Action” has the meaning set forth in Section 4.10.
(81) “Lenders” has the meaning set forth in Section 5.6(c).
(82) “Li & Fung” has the meaning set forth in Section 5.6(e)
(83) “Liabilities” means any losses, liabilities, claims, damages or expenses, including reasonable legal fees and expenses.
(84) “Liens” means any mortgages, deeds of trust, liens (statutory or other) pledges, security interests, claims, covenants, conditions, restrictions, options, rights of first offer or refusal, charges, easements, rights-of-way, encroachments, third party rights or other encumbrances or title defects of any kind or nature.
(85) “Maximum Premium” has the meaning set forth in Section 6.8(b).
(86) “Measurement Date” has the meaning set forth in Section 4.3(a).
(87) “Merger” has the meaning set forth in Section 2.1.
(88) “Merger Consideration” has the meaning set forth in Section 3.1(b).
(89) “Minimum Cash” means an amount equal to $38,000,000 less the amount of Designated LC Company Cash.

(90) “Minimum Tender Condition” has the meaning set forth in Annex I.
(91) “New Commitment Letter” has the meaning set forth in Section 6.10(d)
(92) “New Plans” has the meaning set forth in Section 6.7(c).
(93) “Offer” has the meaning set forth in the Recitals.
(94) “Offer Documents” has the meaning set forth in Section 1.1(c).
(95) “Offer Price” has the meaning set forth in the Recitals.
(96) “Offer to Purchase” has the meaning set forth in Section 1.1(c).
(97) “Old Plans” has the meaning set forth in Section 6.7(c).
(98) “Orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.
(99) “Parent” has the meaning set forth in the Preamble.
(100) “Parent Expenses” has the meaning set forth in Section 8.6(b).
(101) “Paying Agent” has the meaning set forth in Section 3.2(a).
(102) “Payment Fund” has the meaning set forth in Section 3.2(a).
(103) “Permits” has the meaning set forth in Section 4.17(a).
(104) “Permitted Liens” means (i) liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics’, materialmen’s or other liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; (iii) any matters or state of facts which an accurate survey of the Leased Property would disclose; (iv) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and under which the Company and its Subsidiaries are not in default; (v) Liens arising in connection with the Financing; (v) Liens on any accounts receivable incurred in connection with the factoring of any accounts receivable in the ordinary course of business; or (vi) any other liens, security interests, easements, rights-of-way, encroachments, restrictions, conditions and other encumbrances that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.
(105) “Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

(106) “Pink Sheets” means the inter-dealer electronic quotation and trading system in the over-the-counter securities market operated by Pink OTC Markets Inc.
(107) “Preferred Stock” has the meaning set forth in Section 4.3(a).
(108) “Purchaser” has the meaning set forth in the Preamble.
(109) “Qualified Institution” has the meaning set forth in Section 6.10(a).
(110) “Qualified Representative” has the meaning set forth in Section 6.4(a).
(111) “Qualified Sourcing Proposal” means, with respect to any Sourcing Indication, a proposal that entitles the Company to purchase substantially the same apparel finished goods as those subject to the Sourcing Indication, with (i) a price per unit less than or equal to the price per unit contemplated by the Sourcing Indication, (ii) payment terms no less favorable to the Company than those contemplated by the Sourcing Indication and (iii) other terms and conditions no less favorable, in the aggregate, to the Company that those contemplated by the Sourcing Indication.
(112) “Recommendation Change” has the meaning set forth in Section 6.5(b).
(113) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment.
(114) “Representatives” means, when used with respect to a Person, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of such Person, as applicable, and of its Subsidiaries.
(115) “Required Amounts” has the meaning set forth in Section 5.6(a).
(116) “Rights” has the meaning set forth in the Recitals.
(117) “Rights Agreement” has the meaning set forth in the Recitals.
(118) “Schedule 14D-9” has the meaning set forth in Section 1.2(b).
(119) “Schedule TO” has the meaning set forth in Section 1.1(c).
(120) “SEC” has the meaning set forth in Section 1.1(c).
(121) “Securities Act” has the meaning set forth in Section 1.4(a)(iii).
(122) “Share(s)” has the meaning set forth in the Recitals.

(123) “Sourcing Indication” has the meaning set forth in Section 6.20.
(124) “SOX” has the meaning set forth in Section 4.7(a).
(125) “Subsidiary” means, when used with respect to Parent, Purchaser or the Company, any other Person (whether or not incorporated) that Parent, Purchaser or the Company, as applicable, directly or indirectly owns or has the power to vote or control 50% or more of any class or series of capital stock or other equity interests of such Person.
(126) “Superior Proposal” means a bona fide written Takeover Proposal (except that the reference to “15%” in the definition of “Takeover Proposal” shall be deemed to be a reference to “80%”) made by a third party, which
(A) is obtained not in breach of this Agreement; and

(B) which is otherwise on terms and conditions which the Company Board determines in its good faith and reasonable judgment (after consultation with its financial advisor) to be more favorable to the Company’s stockholders from a financial point of view than the Offer, the Merger and the other transactions contemplated by this Agreement (taking into account at the time of determination (i) all financial and strategic considerations deemed relevant by the Company Board, (ii) the anticipated timing, conditions and prospects for completion of such Takeover Proposal, including the prospects for obtaining regulatory approvals, the availability of financing, and any third party stockholder approvals and (iii) the other terms and conditions of such Takeover Proposal) to the Company’s stockholders than the Offer and the Merger and the other transactions contemplated by this Agreement.
(127) “Surviving Corporation” has the meaning set forth in Section 2.1.
(128) “Takeover Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent, Purchaser or their Affiliates relating to any direct or indirect acquisition or purchase of a business or division (or more than one of them) that in the aggregate constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of the equity interest in the Company (by vote or value), any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 15% or more of the equity interest (by vote or value) in the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole), it being expressly understood that a Takeover Proposal may include a combination of inquiries, proposals or offers from one or more Persons, whether or not Affiliates of each other, whereby separate divisions of the Company are proposed to be acquired by such Persons.

(129) “Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties and (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, joint and several liability for being a member of an affiliated, consolidated, combined, unitary or other group for any period, or otherwise by operation of law.
(130) “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.
(131) “Termination Date” has the meaning set forth in Section 8.2(a).
(132) “Termination Fee” has the meaning set forth in Section 8.6(a).
(133) “Top-Up Option” has the meaning set forth in Section 1.4(a)(i).
(134) “Top-Up Option Shares” has the meaning set forth in Section 1.4(a)(i).
(135) “Treasury Regulations” means the Treasury regulations promulgated under the Code.
(136) Wells Facility” has the meaning set forth in Section 5.6(b).
(137) “Wells Fargo” has the meaning set forth in Section 5.6(b).
(138) “Wells Fargo Commitment Letter has the meaning set forth in Section 5.6(b).
(139) “Wells Financing” has the meaning set forth in Section 5.6(b).
Section 9.2. Interpretation. The headings in this Agreement are for reference only and do not affect the meaning or interpretation of this Agreement. Definitions will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. All references in this Agreement, the Company Disclosure Letter and the Acquiror Disclosure Letter to Articles, Sections and Annexes refer to Articles and Sections of, and Annexes to, this Agreement unless the context requires otherwise. The words “include,” “includes” and “including” are not limiting and will be deemed, unless the context clearly indicates otherwise, to be followed by the phrase “without limitation.” The phrases “herein,” “hereof,” “hereunder” and words of similar import will be deemed to refer to this Agreement as a whole, including Annex I, the Company Disclosure Letter, the Acquiror Disclosure Letter and the Schedules hereto, and not to any particular provision of the foregoing. Unless the context requires otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (i) in the case of agreements, documents or instruments, by waiver or consent and (ii) in the case of Laws, by succession of comparable successor statutes. All references in this Agreement to any particular Law will be deemed to refer also to any rules and regulations promulgated under that Law. References to a Person also refer to its predecessors and successors and permitted assigns.

Section 9.3. Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 9.3 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time. Without limiting the preceding sentence, the covenants and agreements of the parties contained in Section 6.13 (Fees and Expenses), Sections 8.5 (Effect of Termination) (and the Sections referred to therein) and 8.6 (Fees and Expenses Following Termination) and Article IX of this Agreement shall survive termination of this Agreement. The Confidentiality Agreement will (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.
Section 9.4. Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement.
Section 9.5. Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined in the Court of Chancery for the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the U.S. Federal District Court has exclusive jurisdiction of a particular matter, any federal court within the District of Delaware). Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.7 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 9.5, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.6. Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (i) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (ii) such party has considered the implications of this waiver, (iii) such party makes this waiver voluntarily, and (iv) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.6.
Section 9.7. Notices. Any notice, request, instruction or other communication under this Agreement will be in writing and delivered by hand or overnight courier service or by facsimile:

If to Parent or Purchaser, to:

NAF Holdings II, LLC
111 North Market – Suite 1300
Wilmington, Delaware 19890
Facsimile:	c/o Day Pitney LLP, (973) 966-1015
Attention:	Efrem Gerszberg, Managing Member (and, in respect of Facsimile, Scott W. Goodman, Esq.)

with a copy (which will not constitute notice to Parent or Purchaser) to:

Day Pitney LLP
7 Times Square
New York, New York 10036-7311
Facsimile:	(212) 916-2940
Attention:	Frank E. Lawatsch, Jr., Esq.
Scott W. Goodman, Esq.

If to the Company, to:

Hampshire Group, Limited
114 West 41st Street
New York NY 10036
Facsimile:	(212) 512-0660
Attention:	Michael Culang, Chief Executive Officer
Jonathan Norwood, Chief Financial Officer

with a copy (which will not constitute notice to the Company) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Facsimile:	(212) 728-8111
Attention:	Steven J. Gartner, Esq.
Mark A. Cognetti, Esq.

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication will be effective (i) if delivered by hand or overnight courier, when such delivery is made at the address specified in this Section 9.7, or (ii) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 9.7 and appropriate confirmation is received.
Section 9.8. Entire Agreement. This Agreement, including Annex I to this Agreement, the Company Disclosure Letter, the Acquiror Disclosure Letter and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement. Without limiting the generality of the foregoing, upon execution of this Agreement, that certain letter agreement by and between Parent and the Company, dated as of November 5, 2008, is void and of no further force or effect.
Section 9.9. No Third Party Beneficiaries. Except (i) as provided in Section 6.8 (Directors’ and Officers’ Indemnification and Insurance) and (ii) the right of the holders of Common Stock of the Company to receive the Merger Consideration in accordance with the terms of this Agreement, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries pursuant to this Section 9.9 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.8 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.10. Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.
Section 9.11. Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement, have participated jointly in the drafting of this agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.
Section 9.12. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any party to this Agreement without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section will be null and void.
Section 9.13. Specific Performance. The parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement (including the obligation to consummate the Merger, the Offer or any transaction contemplated by this Agreement), the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages (which shall include in the case of the Company, damages suffered by the Company’s stockholders as a result of such breach), but only to the extent not otherwise expressly precluded in accordance with Section 8.6(b) or any other term of this Agreement) to seek and obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation (including the obligation to consummate the Merger, the Offer or any transaction contemplated by this Agreement), and (ii) an injunction restraining such breach or threatened breach.  The Company shall be entitled to enforce specifically Parent’s and Purchaser’s obligation to draw upon and cause each Financing to be funded and shall be entitled to compel Parent to enforce its rights under the Buying Agency Agreement and cause the issuance of the Existing LC Security if the conditions set forth in Annex I have been satisfied (other than conditions which by their nature cannot be satisfied until Closing). Notwithstanding the forgoing, the parties hereto acknowledge that the receipt of the Financing or Alternate Financing shall not be a condition precedent to the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement.  Each party further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.13, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.14. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, including by facsimile transmission, all of which will be one and the same agreement. This Agreement shall become effective only when actually signed by each party hereto and each such party has received counterparts hereof signed by all of the other parties hereto.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

HAMPSHIRE GROUP, LIMITED
By:
	Name:	Michael Culang
	Title:	Chief Executive Officer

[Merger Agreement Signature Page]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

NAF HOLDINGS II, LLC
By:
	Name:	Efrem Gerszberg
	Title:	Managing Member

NAF ACQUISITION CORP.
By:
	Name:	Efrem Gerszberg
	Title:	President

[Merger Agreement Signature Page]

ANNEX I
Conditions to the Offer
Capitalized terms that are used but not otherwise defined in this Annex I shall have the respective meanings ascribed thereto in the Agreement.
I. Notwithstanding any other term of the Offer, but subject to the terms and conditions set forth in the Agreement, neither Parent nor Purchaser shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Parent’s or Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless:
(a) the Minimum Tender Condition (as defined below) has been satisfied. The term “Minimum Tender Condition” shall mean the number of Shares validly tendered and not withdrawn prior to the expiration of the Offer equals at least one (1) Share more than 90% of the Shares of Common Stock then outstanding on a fully diluted basis, when added to the shares of Common Stock (if any) owned by the Parent, the Purchaser or any of their respective Affiliates upon the expiration of the Offer and the maximum number of Top-Up Option Shares issuable (after giving effect to the issuance thereof);
(b) at the Acceptance Time, the Company shall either (i) have in its accounts cash in immediately available funds, free and clear of any and all Liens in an amount no less than the Minimum Cash or (ii) shall have deposited or caused to be deposited the Escrow Funds into the Escrow Account; and
(c) all material consents relating to the Contract set forth on Schedule I of the Company Disclosure Letter have been obtained.
II. Notwithstanding any other term of the Offer or this Agreement, neither Parent nor Purchaser shall be required to commence the Offer or accept for payment or, subject as aforesaid, to pay for, and may delay the acceptance for payment of, any Shares tendered pursuant to the Offer if, at any time on or after the date of this Agreement and before the expiration or termination of the Offer, any of the following conditions exists:
(a) there shall be an injunction or other order, decree, judgment or ruling issued by a Governmental Entity of competent jurisdiction or a statute, rule, regulation, executive order or other action shall have been enacted, promulgated or taken by a Governmental Entity of competent jurisdiction which in any such case (i) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger or the performance of the other transactions contemplated by this Agreement, (ii) prohibits or restricts the ownership or operation by Parent (or any of its Affiliates or Subsidiaries) of any portion of its or the

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Company’s business or assets which is material to the business of all such entities taken as a whole, or compels Parent (or any of its Affiliates or Subsidiaries) to dispose of or hold separate any portion of its or the Company’s business or assets which is material to the business of all such entities taken as a whole, (iii) imposes material limitations on the ability of Parent effectively to acquire or to hold or to exercise full rights of ownership of the Shares on all matters properly presented to the stockholders of the Company or compels Parent, Purchaser or Company to dispose of or hold separate all or any portion of Purchaser’s or Company’s business or assets (including the business or assets of their respective affiliates and Subsidiaries) as a result of the transactions contemplated by the Offer or the Merger except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or the Purchaser (iv) revokes, rescinds or invalidates the Company Board Recommendation, (v) provides for the payment by the Company, Parent or Purchaser of material damages as a result of this Agreement, (vi) imposes any material limitations on the ability of Parent or any of its respective Affiliates or Subsidiaries to effectively control in any material respect the business and operations of the Company and any of the Subsidiaries or (viii) otherwise would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or an Acquiror Material Adverse Effect (as applicable); or
(b) since the date of this Agreement, there shall have occurred or been discovered any event, change, occurrence or development that, individually or in the aggregate, has had a Company Material Adverse Effect; or
(c) all representations and warranties of the Company set forth herein shall not be true and correct both when made and at and as of the Acceptance Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or
(d) the Company shall have failed to perform in all material respects all obligations, or failed to comply in all material respects with the agreements and covenants, required to be performed by or complied with by it pursuant to the Agreement at or before the Acceptance Time; provided, however, that in the event that a breach of a covenant by the Company is curable by the Company, then the Company shall have until the earlier of (i) the date of the closing of the Offer and (ii) ten (10) Business Days following the written notice from Parent, to cure any such breach; or
(e) this Agreement shall have been terminated in accordance with its terms; or
III. The foregoing conditions shall be in addition to, and not a limitation of the rights of Parent and Purchaser to extend, terminate and/or modify the Offer pursuant to the terms and conditions of this Agreement.
IV. The foregoing conditions are for the sole benefit of Parent and Purchaser and subject to the terms and conditions of this Agreement, may be waived by Parent or Purchaser, in whole or in part, at any time, at the sole discretion of Parent or Purchaser. The failure by Parent, Purchaser or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

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